Exhibit 10.4

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

AMONG

NATURAL GAS DEVELOPMENT CORPORATION,

TENNECO PORTLAND CORPORATION,

GAZ METRO PORTLAND CORPORATION,

JMC PORTLAND (INVESTORS), INC.,

TCPL PORTLAND INC.

AND

EAST COAST PIPELINE COMPANY

PARTNERSHIP AGREEMENT

i

	1.44	Partner	14
	1.45	Partner Nonrecourse Deductions	15
	1.46	Partner Nonrecourse Debt	15
	1.47	Partner Nonrecourse Debt Minimum Gain	16
	1.48	Partnership	16
	1.49	Partnership Minimum Gain	16
	1.50	Percentage Interest	16
	1.51	Person	16
	1.52	Precedent Agreement	16
	1.53	Pre-Commitment Date Funds	17
	1.54	Qualified Expenditures	17
	1.55	Regulations	18
	1.56	Representative	18
	1.57	Required Accounting Practice	18
	1.58	Securities and Exchange Commission	19
	1.59	Shipper	19
	1.60	60% Vote	19
	1.61	Withdrawn Partner	20
	1.62	Withdrawn Partner Former Capital Account	20

2.	Continuation Of The Partnership		20
	2.1	Continuation	20
	2.2	Name	20
	2.3	Purpose	21
	2.4	Governmental Applications	21
	2.5	Regulatory Status	21
	2.6	Representations And Warranties Concerning Formation Of the Partnership	21
	2.7	Offices	24
	2.8	Development Of The Facilities	24
	2.9	Commitment To Construct The Facilities	26
	2.10	Repayment Of Pre-Commitment Date Funds And Qualified Expenditures To Withdrawn Partners	29
	2.11	Incremental Expansion	32
	2.12	Commitment to Construct An Incremental Expansion	34
	2.13	Regulatory And Financing Decisions with Respect To Incremental Expansions	36

3.	Capital Contributions		37
	3.1	Initial Capital Contributions	37
	3.2	Post-Commitment Date Capital Contributions	41
	3.3	Payment Of Pre-Commitment Date Funds And Capital Contributions	43
	3.4	Voluntary Contributions	49
	3.5	Withdrawn Partner	49

4.	Capital Accounts		54
	4.1	Maintenance of Partners’ Capital Accounts	54
	4.2	Tax Allocation	55
	4.3	Special Tax Allocations	57
	4.4	Curative Allocations	59

5.	Distributions		60

6.	Accounting And Taxation		61
	6.1	Fiscal Year	61
	6.2	Location Of Records	62
	6.3	Books of Account	62
	6.4	Annual Financial Statements And Tax Information	62
	6.5	Interim Financial Statements	63
	6.6	Taxation	64
	6.7	Governmental Reports	65
	6.8	Record Retention	65
	6.9	Inspection Of Facilities And Records	66
	6.10	Deposit And Withdrawal Of Funds	67
	6 11	Return Preparation	67
	6.12	Partnership Level Tax Audits	68

7.	Management Of The Partnership		73
	7.1	General Management Structure	73
	7.2	Management Committee	74
	7.3	Audit Committee	81
	7.4	Design And Construction Of The Facilities	83
	7.5	Operation Of The Facilities	84
	7.6	Right to Vote	84
	7.7	Limitation Of Authority	85
	7.8	Indemnification	85
	7.9	Other Positions Or Representations	87

8.	Limitation Of Liabilities		88
	8.1	Limitation On Liability Of Partners	88
	8.2	Limitation Of Authority Of Partners	88
	8.3	Cross Indemnification	88
	8.4	Right of Partner to Contribution	89
	8.5	Third Party Contracts	90

9.	Transfer Or Pledge Of Partnership Interest		91
	9.1	Limitation On Right To Transfer Partner’s Interest	91
	9.2	Permitted Transfers to Affiliates, Etc	98
	9.3	Certain Limitations on Transferability	100
	9.4	Prohibited Affiliate Transactions	101
	9.5	Admission of New Partner	103
	9.6	Assignee’s Rights	103
	9.7	Allocation of Profits, Losses and Distributions Subsequent to Assignment	104
	9.8	Admission of Additional Partners/Authority of Management Committee	104
	9.9	Tax Election	106
	9.10	Effect of Prohibited Transfers	106

10.	Consent to Assignment		107

11.	Termination And Right Of Withdrawal		107
	11.1	Term Of Partnership	107

	11.2	Automatic Dissolution	108
	11.3	Automatic Withdrawal	108
	11.4	Other Withdrawals	110
	11.5	Winding Up And Liquidation	111
	11.6	Continuance of Partnership	115

12.	Arbitration		118
	12.1	Optional Arbitration	118
	12.2	Conduct of Arbitration	119
	12.3	Costs	119
	12.4	Optional Arbitration to be Binding	119

13.	General		120
	13.1	Effect Of Agreement	120
	13.2	Notices	121
	13.3	Further Assurances	124
	13.4	Applicable Law	124
	13.5	Counterparts	124
	13.6	Headings	125
	13.7	Waiver	125
	13.8	Partition	126
	13.9	Laws And Regulatory Bodies	126
	13.10	Partnership Opportunity	126
	13.11	Section Numbers	127
	13.12	Confidentiality	127
	13.13	Use of Name or Trademark of a Partner	130
	13.14	References to Money	130
	13.15	Severability	130
	13.16	Third Persons	131

SCHEDULE A

APPENDIX A

APPENDIX B

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Agreement”) made as of this 1st day of March, 1996, by and among Natural Gas Development Corporation (“NGDC”) with offices at 300 Friberg Parkway, Westborough, Massachusetts 01581-5039, Tenneco Portland Corporation (“Tenneco”) with offices at 1010 Milam Street, Houston, Texas 77252-2511, Gaz Metro Portland Corporation (“Gaz Metro”) c/o Northern New England Gas Corporation, 85 Swift Street, South Burlington, Vermont 05403, JMC Portland (Investors), Inc., (“JMC”), with offices at One Bowdoin Square, Boston, Massachusetts 02114, TCPL Portland Inc., (“TCPL”), with offices at 111-Fifth Avenue S.W., Calgary, Alberta, Canada T2P 4K5, and East Coast Pipeline Company (“East Coast”), with offices at 500 Griswold Street, 10th Floor, Detroit, Michigan 48226 (each of NGDC, Tenneco, Gaz Metro, JMC, TCPL and East Coast being sometimes herein referred to individually as a “Partner” and collectively as the “Partners”).

RECITALS:

WHEREAS, Portland Natural Gas Transmission System was organized as a Maine general partnership by NGDC, Tenneco, Gaz Metro, JMC and Interstate Energy, Inc (“Interstate”) pursuant to the Portland Natural Gas Transmission System Partnership Agreement dated November 12, 1993, (the “Initial Agreement”) for the purpose of further pursuing the development and construction of the Facilities and their operation thereafter; and

WHEREAS, the Initial Agreement was amended pursuant to that certain First Amendment to Portland Natural Gas Transmission System dated as of August 29, 1995 (the “First Amendment”); and

WHEREAS, pursuant to the terms of that Agreement of Purchase and Sale dated August 29, 1995, Interstate sold its entire Percentage Interest in the Partnership to the other Partners in the Partnership, and withdrew as a Partner in the Partnership; and

WHEREAS, the Management Committee has voted unanimously to admit each of TCPL and East Coast as an Additional Partner, and each of TCPL and East Coast, by its signature below, agrees to become an Additional Partner pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, to admit TCPL and East Coast as Additional Partners of the Partnership, and to make certain other modifications and amendments to the Initial Agreement, as amended by the First Amendment, the Partners desire to amend and completely restate the Initial Agreement as amended by the First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Partners, intending to be legally bound, agree as follows:

1.                                      Definitions. Unless otherwise required by the context, the terms defined in this §1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.1                               Additional Commitment Date. The date on which the Management Committee votes to commit the Partnership to construction of an Incremental Expansion pursuant to §2.12.2.

1.2                               Additional Necessary Regulatory Approvals. All licenses, certificates, permits, approvals and determinations (all of which must be final and nonappealable) from United States and Canadian authorities having jurisdiction as may be required in connection with (a) the construction and operation of an Incremental Expansion, other than those licenses, certificates, permits, approvals and determinations of a nature not customarily obtained prior to commencement of construction of facilities of the nature of the Incremental Expansion and (b) the purchase, export, import, transportation and resale, if any, of the gas to be transported as a resale of such Incremental Expansion.

1.3                               Additional Partner A Partner under this Agreement admitted in accordance with the provisions of §9.

1.4                               Affiliate. Any Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any Person, including, but not limited to: a Parent of a Partner; such Parent’s general partners if the Parent is a partnership, any limited partner owning more than 50% of the limited partnership interest in any Parent which is a limited partnership, and any corporation which owns directly or indirectly more than 50% of the voting stock of any such general or limited partner; a corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by a Partner or a Parent of a Partner; or a corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by a corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by a Partner or by a Parent of a Partner.

1.5                               AFUDC. Allowance for funds used during construction, determined in accordance with Required Accounting Practice.

1.6                               Associate. (a) Any natural person who is an Affiliate of a Partner, as defined in §1.4, (b) any officer, director or key employee of a Partner or an Affiliate of a Partner, (c) any trust or other estate in which any natural person specified in clause (a) or (b) of this §1.6 has a substantial beneficial interest or as to which such person serves as trustee, and (d) any relative or spouse of a natural person specified in clause (a) or (b) of this §1.6, or any relative of such spouse, who has the same home as such person.

1.7                               Capital Account. The total Capital Contributions credited to the Capital Account of a Partner in accordance with §4, plus any profits of the Partnership and less any losses of the Partnership determined in accordance with Required Accounting Practice and allocated to such account in accordance with §4, less any distribution to such Partner pursuant to §§5 or 11.5.2, and less any other adjustments provided for herein. The Capital Accounts of the Partners established pursuant to this Agreement shall not be deemed to be, nor have the same meaning as, the capital account of the Partnership under §12 of the Natural Gas Act or any similar concept found in any other similar statute or law of the United States or Canada (or any state or province thereof, as the case may be). Tax books and records will be maintained and determined in accordance with Regulations Section 1.704-1.

1.8                               Capital Contribution. In accordance with Regulations Section 1.704-1, the amount of cash or the initial fair market value of other property contributed to the Partnership by a Partner with respect to the interest in the Partnership held by that Partner, made pursuant, to this Agreement after the Commitment Date, and any Qualified Expenditures and Pre-Commitment Date Funds authorized to be credited to Capital Accounts pursuant to §3 .

1.9                               Certified Public Accountants. A firm of independent public accountants selected from time to time by the Management Committee.

1.10                        Code. The Internal Revenue Code of 1986, as amended from time to time, or any successor law.

1.11                        Commitment Date. The date on which the Management Committee takes the final vote to commit the Partnership to construction of the Facilities pursuant to §2.9.

1.12                        Continuation Date. March 1, 1996, the date as of which this Agreement becomes effective and supersedes the Initial Agreement and the First Amendment.

1.13                        Cost of An Incremental Expansion. All costs and expenses, including AFUDC, incurred, assumed or paid by the Partnership for the acquisition, planning, design, engineering, financing, construction and start-up of an Incremental Expansion, and securing Additional Necessary Regulatory Approvals therefor, determined in accordance with Required Accounting Practice.

1.14                        Cost of The Facilities. All costs and expenses, including AFUDC, incurred, assumed or paid by the Partnership for the acquisition, planning, design, engineering, financing, construction and start-up of the Facilities, and securing Necessary Regulatory Approvals therefor, determined in accordance with Required Accounting Practice.

1.15                        Cost Sharing Agreement. That certain Cost Sharing Agreement by and among NGDC, Tenneco, Gaz Metro and Interstate or such Partners’ Affiliates dated April 11, 1991, providing for the sharing of certain costs in connection with the conduct of development activities with respect to the Facilities.

1.16                        Defaulting Partner. A Partner who is in default of its obligation to make Capital Contributions or to advance Pre-Commitment Date Funds hereunder, and has received notice of such default pursuant to §3.3.4 (a).

1.17                        Defaulted Contribution. As defined in §3.5.3.

1.18                        Estimated Cost Of An Incremental Expansion. The estimated cost of an Incremental Expansion as approved from time to time by vote of the members of the Management Committee in accordance with the provisions of this Agreement with respect to such vote.

1.19                        Estimated Cost Of The Facilities. The estimated Cost of the Facilities as approved from time to time by vote of the members of the Management Committee in accordance with the provisions of this Agreement with respect to such vote.

1.20                        Facilities. The real, personal and mixed property (whether tangible or intangible) to be leased or owned and operated by the Partnership chiefly for the purpose of the transmission of natural gas through a new pipeline extending from the United States/Canadian border to the vicinity of Haverhill, Massachusetts, all as more fully described in Appendix A hereto, with such changes in size, design and location as may be approved by the Management Committee (including, but not limited to, an Incremental Expansion approved by the Management Committee pursuant to §2 12) or with such change in use and purpose as may be approved by a 60% Vote of the Partners.

1.21                        FERC. The Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such Commission.

1.22                        Financing Commitment. Definitive agreements between financial institution (s) and the Partnership pursuant to which such financial institution (s) agree, subject to the conditions set forth therein, to lend money to the Partnership, the proceeds of which shall be used to finance all or a portion of the Cost of the Facilities or of the Cost of an Incremental Expansion. It is the intention of the Partnership to ensure that the terms of Financing Commitments shall limit the claim of the parties thereunder to the assets of the Partnership and shall waive any rights of such parties and other beneficiaries to proceed against the Partners individually. No Financing Commitment may bind any Affiliate or require a Partner to cause an Affiliate to undertake any obligation in connection with any Financing Commitment without said Affiliate’s consent, which such Affiliate may grant or withhold in its sole discretion.

1.23                        Firm Service Gas Transportation Contract. Any Gas Transportation Contract which provides for firm service to the Shipper thereunder.

1.24                        First Amendment. As defined in the Recitals hereto.

1.25                        Formation Date. 12:01 A.M. on November 12, 1993, the date as of which the Partnership was formed and the Initial Agreement became effective.

1.26                        Gas Purchase Contract. Any gas purchase contract agreed to by a Shipper.

1.27                        Gas Transportation Contract. Any gas transportation contract by and between the Partnership and one or more Shippers for the transportation of natural gas.

1.28                        Holding Company Act. The Public Utility Holding Company Act of 1935, as amended from time to time, or any successor or replacement, statute.

1.29                        Incremental Expansion. Any facilities installed within the United States to modify, improve or expand the Facilities or any existing portion thereof, except in connection with customary maintenance, to permit the delivery capacity of the Facilities to be increased after the Commitment Date

1.30                        Initial Agreement. As defined in the Recitals hereto.

1.31                        Interstate. As defined in the Recitals hereto

1.32                        Lease. Any lease agreement between a lessor and the Partnership as lessee pursuant to which the Partnership will acquire all or a portion of the right-of-way for construction of the Facilities.

1.33                        Majority Vote. The affirmative vote, written approval or written consent of Partners, or in the case of a vote of the Management Committee or of the audit committee or any other committee of the Partnership, of Representatives of Partners, having more than 50% of the Percentage Interests of the Partners entitled to vote on the matter as provided in §7.6, or in the case of the words “Partners” or “members of the Management Committee” or “members of the audit committee” preceded by any qualifying term such as “remaining” or “non-defaulting”, the affirmative vote, written approval or written consent of Representatives of Partners having more than 50% of the Percentage Interests of all Partners entitled to vote on the matter as provided in § 7.6

1.34                        Management Committee. The Management Committee provided for in §7.

1.35                        Memorandum of Understanding. That certain Memorandum of Understanding, dated April 11, 1991, as amended by a letter of withdrawal dated June 10, 1991, by and among NGDC, Tenneco, Gaz Metro and Interstate or their Affiliates and one other third party providing for the conduct of certain feasibility and evaluation activities in connection with the development of the Facilities

1.36                        Natural Gas Act. The Natural Gas Act, 15 U.S.C. §§717-717w.

1.37                        Natural Gas Policy Act. The Natural Gas Policy Act, 15 U.S.C, §§3301-3432.

1.38                        Necessary Regulatory Approvals. The following licenses, certificates, permits, approvals and determinations (all of which must be final and nonappealable):

(a)                                 All United States federal and state regulatory and governmental permits and approvals necessary for the construction and operation of the Facilities and the rendering of service pursuant to the Gas Transportation Contracts.

(b)                                 All Canadian federal and provincial regulatory and governmental permits and approvals necessary for Shippers’ supplier(s) to export,

sell and deliver gas to the Shippers pursuant to the Gas Purchase Contracts.

(c)                                  All United States federal and state regulatory and governmental permits and approvals necessary for the Shippers’ purchase and importation of gas pursuant to the Gas Purchase Contracts.

(d)                                 All other Canadian and United States federal, state, local or municipal or provincial governmental or regulatory permits, licenses, determinations, certificates and other approvals as may be necessary in connection with formation of the Partnership or the participation of a Partner therein, the purchase, export, import, transportation and sale of the gas to be purchased under the Gas Purchase Contracts and the Gas Transportation Contracts, and the construction and operation of the Facilities, which are customarily obtained in advance of construction.

1.39                        Nonrecourse Deductions. The definition set forth in Section 1.704-2 (b) (1) of the Regulations. The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership

Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-2 (c) of the Regulations.

1.40                        Nonrecourse Liability. The meaning set forth in Section 1.704-2 (b) (3) of the Regulations.

1.41                        Operating Agreement. The Operating Agreement provided for in §7.5.

1.42                        Operator. The Operator provided for in §7.

1.43                        Parent. Any Person which owns directly or indirectly more than 50% of the outstanding voting stock of a Partner; or (i) any general partners of such a Person if that Person is a partnership, (ii) any limited partner owning more than 50% of the limited partnership interest in any Person which is a limited partnership and (iii) any corporation which owns directly or indirectly more than 50% of the voting stock of such a general partner or limited partner.

1.44                        Partner. Each of the Persons executing this Agreement, and any Person substituted for an original Partner and any Additional Partner which is admitted to the Partnership pursuant to §9, excluding any Withdrawn Partner or any Person for whom another Person has been substituted as a Partner in the Partnership pursuant to this Agreement.

1.45                        Partner Nonrecourse Deductions. The definition set forth in Section 1.704-2 (i) (2) of the Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2 (i) (2) of the Regulations.

1.46                        Partner Nonrecourse Debt. The meaning set forth in Section 1.704-2 (b) (4) of the Regulations.

1.47                        Partner Nonrecourse Debt Minimum Gain. An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2 (i) of the Regulations

1.48                        Partnership. The partnership continued by this Agreement.

1.49                        Partnership Minimum Gain. The definition set forth in Section 1.704-2 (d) of the Regulations.

1.50                        Percentage Interest. The percentage interest in the Partnership for each Partner as initially set forth on Schedule A hereto and as modified from time to time in accordance with the provisions of this Agreement.

1.51                        Person. An individual or legal entity with the capacity to contract, including without, limitation, a corporation joint stock company, business trust or general or limited partnership.

1.52                        Precedent Agreement. With respect to Gas Transportation Contracts, an agreement whereby a Shipper conditionally undertakes to execute a Gas Transportation Contract on such terms and conditions as may be approved by the Management

Committee by a 60% Vote; and with respect to Gas Purchase Contracts, an agreement whereby a natural gas supplier conditionally undertakes to execute a Gas Purchase Contract with a Shipper on such terms and conditions as the Management Committee by a 60% Vote deems acceptable for all purposes of this Agreement.

1.53                        Pre-Commitment Date Funds. Funds advanced for funding the costs of planning, designing, obtaining regulatory approvals for, negotiating the terms of and obtaining rights-of-way for, financing and constructing the Facilities, (a) prior to the Formation Date by any Partner or any of its Affiliates as set forth on Appendix B or pursuant to and in accordance with the Cost Sharing Agreement, and (b) after the Formation Date and prior to the Commitment Date by or on behalf of any Partner pursuant to §2.8.2 or any Withdrawn Partner pursuant to §3.5.2.

1.54                        Qualified Expenditures. Expenditures, other than Pre-Commitment Date Funds, made by any Partner or any of its Affiliates prior to the Formation Date, if subsequently approved by the Management Committee, or after the Formation Date, if previously or subsequently approved by the

Management Committee, incurred in the course of activities reasonably related to planning, designing, obtaining regulatory approvals for, negotiating the terms of and obtaining rights-of-way for, financing and constructing the Facilities. The Management Committee shall not unreasonably withhold any approvals required hereby.

1.55                        Regulations. The Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

1.56                        Representative. A Person designated by a Partner or Partners to serve as a member of the Management Committee or any other committee of the Partnership; a Partner may designate different Persons to serve on different Partnership committees.

1.57                        Required Accounting Practice. Generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Partnership or, if inconsistent therewith, the accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating.

1.58                        Securities and Exchange Commission. The United States Securities and Exchange Commission or any successor thereto.

1.59                        Shipper. Any Person which, with the approval of the Management Committee, proposes to enter into or has entered into a Gas Transportation Contract with the Partnership for the transportation of gas through the Facilities.

1.60                        60% Vote. The affirmative vote, written approval or written consent of Partners, or in the case of a vote of the Management Committee or of the audit committee or any other committee of the Partnership, of Representatives of Partners, having 60% or more of the Percentage Interests of the Partners entitled to vote on the matter as provided in §7.6, or in the case of the words “Partners” or “members of the Management Committee” or “members of the audit committee” preceded by any qualifying term such as “remaining” or “non-defaulting”, the affirmative vote, written approval or written consent of Representatives of Partners having 60% or more of the Percentage Interests of all Partners entitled to vote on the matter as provided in §7.6.

1.61                        Withdrawn Partner. A Person who (a) has withdrawn from the Partnership pursuant to §11.4 or (b) is deemed to have withdrawn from the Partnership pursuant to §§2.9, 3.3.4 or 11.3 of this Agreement.

1.62                        Withdrawn Partner Former Capital Account. A contingent obligation of the Partnership to a Withdrawn Partner equal to such Withdrawn Partner’s former Capital Account (as of the date immediately prior to its withdrawal), increased by the amount of any liabilities of the Partnership paid by such Withdrawn Partner after withdrawal pursuant to §3.5.2, and decreased by all payments made to such Withdrawn Partner after its withdrawal pursuant §3.5.1.

2.                                      Continuation Of The Partnership.

2.1                               Continuation. The Partners hereby continue the general partnership that was initially formed on the Formation Date by NGDC, Tenneco, Interstate, Gaz Metro and JMC pursuant to the Uniform Partnership Act of the State of Maine and the terms and conditions of the Initial Agreement as amended by the First Amendment.

2.2                               Name. The name of the Partnership shall be the Portland Natural Gas Transmission System.

2.3                               Purpose. The Partnership shall plan, design, construct, own and operate the Facilities and shall carry on all such other activities necessary or incidental thereto.

2.4                               Governmental Applications. The Partners shall cooperate in securing the Necessary Regulatory Approvals and, in the case of an Incremental Expansion approved by the Management Committee, the Additional Necessary Regulatory Approvals.

2.5                               Regulatory Status. The Partners acknowledge that the Partnership will be a “natural gas company” under the Natural Gas Act.

2.6                               Representations And Warranties Concerning Formation Of the Partnership.

2.6.1                     General Representations And Warranties. Each Partner, at the time of its admission to the Partnership, represents and warrants that the execution and delivery of this Agreement, the formation or continuation of the Partnership, as the case may be, and the performance of its obligations hereunder will not contravene or conflict with any provision of law or of the charter or other organizing document of such Partner or the bylaws of such Partner if a corporation, or contravene, conflict with or constitute a default under, any indenture, mortgage, instrument or other agreement of such Partner or any order of any court, commission or governmental agency applicable to such Partner. Each Partner further represents, warrants and covenants that (a) it is, and for so long as it is a Partner hereunder it will do or cause to be done all things necessary to continue to be, a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it will not, without the prior consent of the Management Committee, incur any indebtedness (direct or contingent) of any kind (except indebtedness incurred to meet obligations hereunder and owing to an Affiliate or incurred as a result of being a Partner and except indebtedness of the Partnership, for which such Partner, as a Partner, may be deemed liable under applicable law), acquire any assets or enter into or conduct any business or activity of any kind, except to the extent necessary or appropriate in connection with the performance by it of the terms of this Agreement or incidental to its status as a Partner, (c) the execution and delivery of this Agreement has been duly authorized, and this Agreement, when executed and delivered by such Partner, will be its valid and binding agreement, enforceable in accordance with the terms hereof, (d) it has disclosed in writing to each other Partner the nature and amount of each and every material financial relationship it or any of its Affiliates or Associates has with any other Partner or any Affiliate or Associate thereof (other than the relationships created by this Agreement and the transactions contemplated hereby) which relationship poses a material competitive threat to the actual or proposed business of the Partnership, and (e) during the term of this Agreement, within thirty (30) days following such Partner, or any of its Affiliates or Associates, entering into any new material financial relationship with any other Partner or any Affiliate or Associate thereof which conflicts or may conflict with the business of the Partnership or which may have a material impact thereon, it shall notify each other Partner in writing of the nature and amount thereof.

2.6.2                     Representations And Warranties Concerning The Holding Company Act.

(a)                                 Each Partner represents and warrants that as of the date of its admission to the

Partnership, it is not a holding company, or a subsidiary or affiliate of a holding company, which is required to be registered with the Securities and Exchange Commission under the Holding Company Act and the rules and regulations promulgated thereunder, within the meaning of the Holding Company Act.

(b)                                 All Partners represent and warrant that no interests will be transferred and no other actions will be taken which would result in 50% or more of the Percentage Interests in the Partnership being held by entities which are registered holding companies under the Holding Company Act, or subsidiaries or affiliates of registered holding companies under the Holding Company Act.

2.7                               Offices. The principal offices of the Partnership shall be at 300 Friberg Parkway, Westborough, Massachusetts 01581-5039, or at such place as the Management Committee may from time to time determine. Written notice of any change in such offices shall be given to each Partner.

2.8                               Development Of The Facilities.

2.8.1                     Subject to §13.10, each Partner shall devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the greatest advantage of the Partnership, taking into account its respective resources and expertise.

2.8.2                     The Management Committee shall, by 60% Vote, approve a budget for the development of the Facilities and shall from time to time determine the amounts and timing of Pre-Commitment Date Funds to be advanced to the Partnership by or on behalf of each Partner in accordance with such Partner’s respective Percentage Interest provided that, neither TCPL nor East Coast shall be required to advance any Pre-Commitment Date Funds respecting any costs incurred or accrued before March 1, 1996 by the Partnership, the Partners or any Withdrawn Partner but instead shall contribute amounts to the Partnership as a Capital Contribution after the Commitment Date pursuant, to §3.1.4.

2.8.3                     Subject to §3.5.3, if a Partner becomes, or is deemed to have become, a Withdrawn Partner on or before the Commitment Date in accordance with any provision of this Agreement, the Percentage Interest of such Withdrawn Partner shall be allocated among the Partners on the basis agreed to by all such remaining Partners; provided, however, that if the remaining Partners are unable to reach such agreement, the Percentage Interest of the Withdrawn Partner shall be allocated among the remaining Partners pro rata on the basis of their Percentage Interests.

2.9                               Commitment To Construct The Facilities.

2.9.1                     Except upon approval by 60% Vote, the Partnership shall not incur any material costs or obligations (“material costs or obligations” for this purpose shall mean any capital expenditure exceeding $500,000, any contractual obligation exceeding $500,000 or extending for more than twelve (12) calendar months, or any cost exceeding its budgeted amount by the lesser of 10% thereof or $500,000) with respect to the Facilities (except for the contingent obligation provided in §2.10 to repay Pre-Commitment Date Funds advanced by Withdrawn Partners) or become obligated under the Financing Commitments relating to the Facilities (except for a normal financing commitment fee) until (a) the Partnership has obtained the right-of-way to construct the Facilities, (b) the Necessary Regulatory Approvals have been obtained, (c) arrangements for the Financing Commitments have been made, (d) Firm Service Gas Transportation Contracts (or Precedent Agreements with respect thereto) have been executed by the Partnership and each Shipper which provide for transportation by all Shippers in the aggregate of a minimum volume of natural gas per day, such minimum to be determined by the Management Committee by Majority Vote, (e) Gas Purchase Contracts or Precedent Agreements with respect thereto have been executed by each Shipper and its supplier (s) for supplies to all Shippers in the aggregate of a minimum volume of natural gas per day, such minimum to be determined by the Management Committee by Majority Vote, (f) the Estimated Cost of the Facilities has been determined and (g) the Management Committee has approved the commitment to construct the Facilities as provided in §2.9.2 or 2.9.3.

2.9.2                     Immediately following the last to occur of the events referred to in clauses (b), (c) and (f) of §2.9.1, the satisfaction of all conditions set forth in any Precedent Agreements for execution of Firm Service Gas Transportation Contracts, and the satisfaction of all conditions set forth in any Precedent Agreements for execution of Gas Purchase Contracts, the Management Committee shall vote on whether the Partnership shall be committed to construct the Facilities Approval of the commitment to construct the Facilities shall require a 60% vote of the Management Committee; provided, however, that if there shall occur a 60% Vote in favor of the commitment to construct the Facilities, a Partner whose Representative did not vote in favor shall be deemed to have withdrawn from the Partnership at the end of the fifth day following such vote, unless within such five day period such Partner shall have notified the other Partners in writing that its vote has been changed.

2.9.3                     If any Partner is deemed to have withdrawn from the Partnership pursuant to the provisions of §2.9.2, the Management Committee shall, upon the request of the Representative of any Partner which voted in favor of such commitment, arrange for a reconsideration of the decision to commit the Partnership to construct the Facilities on a date that is not less than five days nor more than ten days after the conditions referred to in §2.9.2 are once again satisfied. In the case of such a reconsideration pursuant to this §2.9.3, approval shall require a Majority Vote of the Management Committee (comprised only of Representatives of Partners which have not been deemed to have withdrawn from the Partnership pursuant to §2.9.2)

in favor of the commitment; provided, however, that if there shall occur a Majority Vote in favor of the commitment to construct the Facilities as a result of such reconsideration, a Partner whose Representative did not vote in favor shall be deemed to have withdrawn from the Partnership at the end of the fifth day following such vote, unless within such five (5) day period such Partner shall have notified the other Partners in writing that its vote has been changed.

2.9.4                     After the Commitment Date, except upon approval by 60% Vote of the Management Committee, the Partnership shall not incur any material costs or obligations, as defined in §2.9.1, with respect to the Facilities until all conditions precedent to the obtaining by the Partnership of funds pursuant to the Financing Commitments relating to the Facilities have been satisfied.

2.10                        Repayment Of Pre-Commitment Date Funds And Qualified Expenditures To Withdrawn Partners.

2.10.1              Subject to §2.10.2 and the proviso hereinafter set forth, as soon as reasonably practicable after firm service to Shippers has commenced, the Partnership shall repay the Pre-Commitment Date Funds and Qualified Expenditures advanced by any former

Partner which has, or is deemed to have, become a Withdrawn Partner on or before the Commitment Date, but only to the extent such amounts have not been recovered by such Persons through rates (which action shall be within the sole discretion of each Partner at all relevant times), provided, however, that the Management Committee determines by a 60% Vote that payment of such amounts may be made without adversely affecting the Partnership’s financing arrangements or operating and working capital requirements. Such payments are to be made on a pro rata basis among the foregoing Persons until the Pre-Commitment Date Funds and Qualified Expenditures so advanced by them are paid in full, provided, however, that in the event such Persons have not been so repaid in full by the date which is one year following the date firm service to Shippers has commenced, the outstanding amounts of Pre-Commitment Date Funds and Qualified Expenditures which have not been repaid shall thereafter bear interest at a rate equal to the prime rate announced as in effect by The First National Bank of Boston from time to time plus two percentage points. In the event that such funds (including interest) are not repaid prior to the winding up of the Partnership pursuant to §11.5, such amounts shall be deemed to be contingent liabilities of the Partnership. A Withdrawn Partner’s Capital Account, if any, shall be recorded in its Withdrawn Partner Former Capital Account, reduced to zero and eliminated.

2.10.2              Pre-Commitment Date Funds and Qualified Expenditures advanced by any former Partner which has, or is deemed to have, become a Withdrawn Partner on or before the Commitment Date shall be subject to review and verification by FERC, and only those expenditures found by FERC to reflect reasonable and necessary expenditures, prudently incurred, shall be repayable under the conditions set forth in §2.10.1 by the Partnership, and then only to the extent appropriately made on behalf of the Partnership for inclusion in the rate base of the Facilities. It shall be the duty of the Management Committee to make timely application to the FERC on behalf of the Partnership for such review and verification, and the Management Committee shall seek inclusion in the rate base of the Facilities all Pre-Commitment Date Funds and Qualified Expenditures. As a condition to receipt of any repayment of Pre-Commitment Date Funds or

Qualified Expenditures, each Partner agrees hereby that in the event it shall become a former Partner which has, or is deemed to have, become a Withdrawn Partner on or prior to the Commitment Date, it shall return to the Partnership an amount equal to any amount of such repayment to it that is disallowed for ratemaking purposes by FERC, and, if applicable, an amount equal to the interest paid by the Partnership on such disallowed Pre-Commitment Date Funds or Qualified Expenditures promptly following written notice to such former Partner of such disallowance and the amount due pursuant to this §2.10.2.

2.11                        Incremental Expansion.

2.11.1              Any Partner or Partners which desire the Partnership to construct an Incremental Expansion shall notify the other Partners and the Management Committee of the amount of additional capacity requested and the date on which such capacity is requested to be available, and shall provide a detailed explanation of the reasons why such capacity is being requested.

2.11.2              Within sixty (60) days after receipt by each Partner of any proposal for an Incremental Expansion and the explanatory information described in §2.11.1, the Management Committee shall vote on whether to investigate whether to proceed with the development of the proposed Incremental Expansion. Upon the vote of the Management Committee to conduct such an investigation, which shall be by a 60% Vote thereof, the Partnership shall proceed with such an investigation, by instructing the Operator (i) to determine an estimate of the cost of the proposed Incremental Expansion, and a proposed financing plan therefor, and (ii) to create appropriate engineering data, flow diagrams and maps describing such Incremental Expansion in such detail as is required for filing as exhibits to an application to FERC for authorization to construct and operate the proposed Incremental Expansion. The Operator shall send the results of such investigation to each of the Partners as soon as possible and in any event within 180 days after the Management Committee instructs the Operator to conduct such investigation.

2.11.3              Within sixty (60) days after the Operator has sent to each Partner the results of its investigation conducted pursuant to Section 2.11.2, above, the Management Committee shall vote on whether to proceed with the development of the proposed

Incremental Expansion, which shall be by a 60% vote thereof. A vote to proceed with the development of an Incremental Expansion shall be without prejudice to the vote on whether the Partnership shall be committed to construct such Incremental Expansion under §2.12.2.

2.12                        Commitment to Construct An Incremental Expansion.

2.12.1              Except as provided in §2.11.2, and except upon approval by a 60% Vote, the Partnership shall not incur any material costs or obligations with respect to an Incremental Expansion (“material costs or obligations” for this purpose shall mean any capital expenditure exceeding $500,000, any contractual obligation exceeding $500,000 or extending for more than twelve (12) calendar months, or any cost exceeding its budgeted amount by the lesser of 10% thereof or $500,000, but shall not include the reasonable costs necessary to meet the conditions precedent set forth in subsections (a) and (b), below) or become obligated under any interim financing arrangements relating to an Incremental Expansion (except for a normal financing commitment fee) until (a) the Partnership has obtained any required right-of-way for such Incremental Expansion, (b) the Additional Necessary

Regulatory Approvals have been obtained, (c) arrangements for such Financing Commitments, if any, as may be required in the opinion of the Management Committee for such Incremental Expansion have been made, (d) Firm Service Gas Transportation Contract (s) (or Precedent Agreements with respect thereto) for the use of such portion of the capacity of the Incremental Expansion as shall be sufficient to satisfy any applicable FERC requirements has(ve) been executed by the Partnership and by one or more Shippers approved by the Management Committee and related Gas Purchase Contracts (or Precedent Agreements with respect thereto) have been executed by each such Shipper and its supplier(s), (e) the Estimated Cost of an Incremental Expansion has been determined and (f) the Management Committee has approved the commitment to construct such Incremental Expansion as provided in §2.12.2.

2.12.2              Immediately following the last to occur of the events referred to in Clauses (b), (c) and (e) of §2.12.1, and the satisfaction of all conditions set forth in any Precedent Agreements with respect to Firm Service Gas Transportation Contracts and Gas Purchase Contracts by the Shippers which will utilize the capacity of the Incremental Expansion (other than the vote of the Management Committee to commit to construct the Incremental Expansion), or at such time as unanimously agreed by the Management Committee, the Management Committee shall vote on whether the Partnership shall be committed to construct the Incremental Expansion. A 60% Vote of the Management Committee shall be required to approve the commitment to construct the Incremental Expansion.

2.13                        Regulatory And Financing Decisions with Respect To Incremental Expansions. All votes on regulatory and financial matters with respect to an Incremental Expansion, including without limitation, the filing of applications for Additional Necessary Regulatory Approvals or amendments thereto, acceptance of all such approvals and amendments, the filing of any tariff or tariff revisions relating to an Incremental Expansion, and execution of financing agreements and commitments related to an Incremental Expansion, shall be subject to the same voting standard set forth in §2.12.2 for approval of the commitment to construct

3.                                      Capital Contributions.

3.1                               Initial Capital Contributions.

3.1.1                     The initial Capital Contribution of each Partner to the Partnership shall be as determined by the Management Committee in accordance with this §3.

3.1.2                     The Pre-Commitment Date Funds and Qualified Expenditures advanced (whether prior to or after the Formation Date) by each Partner (or the Affiliate of such Partner) which remains a Partner after the Commitment Date, to the extent that such amounts have not otherwise been recovered by such Persons through rates, shall, as provided in this §3.1.2 and in §3.1.5, be credited to its respective Capital Account as soon as possible after the Commitment Date, but no later than thirty (30) days after the Commitment Date

3.1.3                     The assets, if any, acquired by means of the Pre-Commitment Date Funds and Qualified Expenditures of the Partners, shall be and are hereby contributed to the Partnership. Subject to such change as may be required by §3.1.5:

(a)                                 The valuation by the Partnership of the Qualified Expenditures credited to each Partner shall be subject to the determination of the Management Committee, prior to such crediting, by 60% Vote; provided, however, that the valuation of all Qualified Expenditures shall be finally determined by the Management Committee no later than thirty (30) days after the Commitment Date;

(b)                                 Each Partner may have reasonable access to the books and records of the other Partners and any Affiliate which has incurred Qualified Expenditures to be credited to a Partner, as appropriate, to verify the accuracy of such expenditures; and

(c)                                  The Qualified Expenditures credited to each Partner shall be supported in reasonable detail by an audited statement or by a verified statement signed by an officer of the Partner with the knowledge or information and authority to make such verification.

3.1.4                     On a date selected by the Management Committee, which shall be no later than sixty (60) days after the Commitment Date, each Partner shall make a cash Capital Contribution to the Partnership, as appropriate, and promptly thereafter the Partnership shall make a distribution (solely out of the funds so received from other Partners), if appropriate, in order to assure that the ratio of each Partner’s Capital Account balance to the aggregate of all Partners’ Capital Account balances, after taking into effect the Pre-Commitment Date Funds and Qualified Expenditures credited to the Capital Accounts of the Partners in accordance with §§3.1.2, 3.1.3 and this §3.1.4, will be equal to the Percentage Interest of such Partner set forth on Schedule A to this Agreement (subject to any prior adjustment to such Partner’s Percentage Interest effected in accordance with the provisions of this Agreement). Unless otherwise agreed by unanimous consent of the Partners, in the event, after the Commitment Date, of (a) the withdrawal of a Partner or (b) a transfer of a Partner’s interest or (c) payment of a Capital Contribution as provided in §3.5.3, the Percentage Interests set forth on Schedule A, as such Percentage Interests have been adjusted from time to time pursuant to this Agreement, shall be further adjusted so that the Percentage Interest of each remaining Partner shall be equal to a fraction, the numerator of which is such Partner’s Capital Account and the denominator of which is the sum of all the Partners’ Capital Accounts, rounded to the nearest ten-thousandth of one percent. The

Percentage Interests set forth on Schedule A, as they may be adjusted from time to time in accordance with the provisions of this Agreement, shall govern the obligations to advance Pre-Commitment Date Funds and to make Capital Contributions as specified in this §3. For purposes of determining adjustments to Partners’ Percentage Interests pursuant to this §3.1.4, the latest monthly statement of Capital Accounts delivered to the Partners shall be controlling.

3.1.5                     Pre-Commitment Date Funds and Qualified Expenditures shall be subject to review and verification by FERC, and only those expenditures found by FERC to reflect reasonable and necessary expenditures, prudently incurred, shall be retained in the Capital Accounts after being credited thereto as provided in §§3.1.2 or 3.1.3, and then only to the extent appropriately made on behalf of the Partnership for inclusion in the rate base of the Facilities (provided, that the Management Committee shall seek inclusion in the rate base of the Facilities of all Pre-Commitment Date Funds and Qualified Expenditures). Any disallowance for ratemaking purposes by FERC of an amount included in any Capital Account shall be deducted from such

Capital Account, and the Partner from whose Capital Account such deduction has been made shall promptly make a cash Capital Contribution (which shall be credited to its Capital Account as of the date of such deduction) to the Partnership in the amount of such deduction.

3.2                               Post-Commitment Date Capital Contributions.

3.2.1                     After the Commitment Date, each Partner shall, as provided in §3.3.1, contribute to the capital of the Partnership an amount equal to its Percentage Interest multiplied by the amount of the Cost of the Facilities less (a) any amount previously contributed by such Partner to the Cost of the Facilities pursuant to §3.1 and (b) an amount equal to its Percentage Interest multiplied by the amount of the Financing Commitments relating to the Facilities.

3.2.2                     Whenever the Management Committee shall vote to proceed with the development of a proposed Incremental Expansion as provided in §2.11.3, the Management Committee shall cause to be prepared and filed on behalf of the Partnership appropriate applications for Additional Necessary Regulatory Approvals. Each Partner shall make a cash Capital Contribution to the Partnership, as provided in

§3.3.1, in an amount equal to its Percentage Interest of that portion, if any, of the Estimated Cost of an Incremental Expansion relating to the preparation and prosecution of the application(s) for Additional Necessary Regulatory Approvals and the acquisition of the Financing Commitments determined from time to time by the Management Committee as being required to be paid from Capital Contributions made by the Partners prior to the Additional Commitment Date relating thereto.

3.2.3                     After any Additional Commitment Date relating to an Incremental Expansion approved pursuant to §2.12, each Partner shall make a cash Capital Contribution to the Partnership, as provided in §3.3.1, in an amount, if any, equal to its Percentage Interest of the Estimated Cost of an Incremental Expansion, less (a) any amount previously contributed by such Partner to the Cost of an Incremental Expansion, (b) its Percentage Interest of the amount committed under the Financing Commitments, if any, relating to such Incremental Expansion and (c) its Percentage Interest of the amount, if any, the Management Committee may determine from time to time is available from the Partnership to finance such Incremental Expansion.

3.2.4                     In the event that, at any time after the completion of construction of the Facilities, the Partnership shall require additional capital for operations, other than the capital provided for under §§3.2.1, 3.2.2 and 3.2.3, each Partner shall, as provided in §3.3.1, contribute to the capital of the Partnership an amount equal to its Percentage Interest multiplied by the aggregate amount of Capital Contributions determined to be required for such purpose by 60% Vote of the Partners.

3.3                               Payment Of Pre-Commitment Date Funds And Capital Contributions.

3.3.1                     The Management Committee shall issue or cause to be issued a written request to each Partner for payment of each installment of Pre-Commitment Date Funds to be advanced in accordance with §2.8.2 and of Capital Contributions to be made in accordance with §3.2, at such times and in such amounts (a) in the case of Capital Contributions to be made in accordance with §§3.2.1 or 3.2.3, as shall be consistent with the schedule of Capital Contributions contained in the construction fund schedule most recently approved by the Management Committee as provided in this Agreement, subject only to such variations in timing of such payments as may be necessitated by the cash requirements of the Partnership and (b) in the case of Pre-Commitment Date Funds to be advanced in accordance with §2.8.2 and Capital Contributions be made in accordance with §§3.2.2 and 3.2.4, as the Management Committee shall approve as provided in this Agreement. All amounts received by the Partnership pursuant to this §3.3, whether received prior to, on or after the date specified in §3.3.2(d), shall be credited to the respective Partners’ (i) obligation to advance Pre-Commitment Date Funds (in the case of Pre-Commitment Date Funds) or (ii) Capital Account (in the case of Capital Contributions) as of such specified date. All amounts received from a Partner after the date specified in §3.3.2(d) by the Partnership pursuant to this §3.3 shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Partnership and shall accrue from and after such specified date at a rate equal to the lesser of 2% over the prime rate announced as in effect by First National Bank of Boston from time to time, or the maximum interest rate allowed for this purpose pursuant to the laws of the State of Maine. Any such interest paid with respect to

Pre-Commitment Date Funds or Capital Contributions, as the case may be, shall be credited to the respective obligations of all of the Partners to advance Pre-Commitment Date Funds or Capital Contributions, as the case may be, on a pro rata basis in accordance with their respective Percentage Interests as of the date such payment is made to the Partnership after giving effect to the payment of the Pre-Commitment Date Funds or Capital Contribution with respect to which such interest accrued.

3.3.2                     Each written request issued pursuant to §3.3.1 shall contain the following information:

(a)                                 The total amount of Pre-Commitment Date Funds or Capital Contributions requested from all Partners;

(b)                                 The amount of Pre-Commitment Date Funds or Capital Contributions requested from each Partner, such amounts to be in accordance with the Percentage Interests of the Partners;

(c)                                  The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(d)                                 The date on which payments of the Pre-Commitment Date Funds or Capital

Contributions shall be made (which date shall be not less than thirty (30) days following the date the request is given) and the method of payment, provided that such date and method shall be the same for each of the Partners.

3.3.3                     Each Partner agrees that it shall make payments of its respective Pre-Commitment Date Funds and Capital Contributions in accordance with requests issued pursuant to §3.3.1.

3.3.4                     (a)                                 In the event a Partner shall default in the performance of any of its obligations to advance any Pre-Commitment. Date Funds or make any Capital Contribution to the Partnership in accordance with the terms of this Agreement and such default shall continue uncured for a period of thirty (30) days after the giving of notice to all of the Partners of such default by any of the other Partners or for such extended cure period as may be approved by a 60% Vote of the Management Committee exclusive of Representatives of Defaulting Partners, then such Partner shall be deemed to have withdrawn from the Partnership effective as of the 31st day after such notice or the day after expiration of the extended cure period, as the case may be, and such Defaulting Partner shall thereafter be a Withdrawn Partner. Subsequent to any such event of default and unless and until such default shall be cured as provided in §3.3.4 (c), the Defaulting Partner shall have no right to receive any allocations which are attributable to its interest in the Partnership and made in accordance with §4 and no distribution shall be made to the Defaulting Partner under §5. Notwithstanding the above, the allocation and distributive shares of a Defaulting Partner shall be retained by the Partnership until such time as (i) the Defaulting Partner has timely cured the default, at which time the Partnership shall distribute the retained funds, without interest, or (ii) the Defaulting Partner has become a Withdrawn Partner, at which time the funds so retained shall remain Partnership property.

(b)                                 After the receipt of such notice of default pursuant to §3.3.4 (a) and prior to the curing of any such default as provided in §3.3.4 (c) of this Agreement or the withdrawal of the Defaulting Partner as provided in §3.3.4 (a), a

Defaulting Partner shall continue to be a Partner and shall continue to be obligated to advance all Pre-Commitment Date Funds and make all Capital Contributions as provided in this §3.3; provided, however, that until such default is cured, such Defaulting Partner’s Representative shall not have any vote in matters to be acted upon by the Management Committee, and such Defaulting Partner’s Percentage Interest shall not be considered in determining the total Percentage Interests of the Partners for the purpose of any vote of the Management Committee.

(c)                                  A Defaulting Partner shall be deemed to have cured all defaults under this §3.3 when it has fulfilled its obligations to make all payments then due under §3.3 prior to the end of the period for cure as provided in §3.3.4 (a).

(d)                                 Notwithstanding any other provision hereof, the obligation of a Partner to advance Pre-Commitment Date Funds or to make any Capital Contribution hereunder shall not be reduced because of the Partner’s previous failure to advance any Pre-Commitment Date Funds or make any Capital Contribution.

3.4                               Voluntary Contributions. No Partner shall advance any Pre-Commitment Date Funds or make any Capital Contributions to the Partnership except pursuant to §2.8.2 and this §3.

3.5                               Withdrawn Partner.

3.5.1                     Consequences Of Withdrawal.

(a)                                 A Withdrawn Partner which has withdrawn from the Partnership after the Commitment Date pursuant to §3.3.4 or §11.3 shall be entitled to receive payment from the Partnership, at a time or times when the Management Committee determines in good faith that such payment may be made without undue hardship to the Partnership or any Partner, of an amount equal to its Capital Account on the date of withdrawal (increased by the amount of any liability paid by such Withdrawn Partner after the date of withdrawal pursuant to §3.5.2), payable either in a lump sum or in installments as determined by the Management Committee, in its sole discretion. To the extent that the Management Committee does not determine to make such a payment, a Withdrawn Partner which has withdrawn from the Partnership after the Commitment Date in accordance with §3.3.4 or §11.3 shall be entitled only to such amounts as may be distributed pursuant to §11.5. From and after the date of its withdrawal, the Capital Account balance of such a Withdrawn Partner shall be a contingent obligation of the Partnership and be recorded in its Withdrawn Partner Former Capital Account, and the Withdrawn Partner’s Capital Account shall be reduced to zero and eliminated.

(b)                                 The rights of a Withdrawn Partner set forth in §3.5.1 (a) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not impair in any way the rights of continuing Partners to receive distributions pursuant to §5, (iii) not include any right on the part of the Withdrawn Partner to receive any interest or other amounts with respect thereto, (iv) not be a personal obligation of any Partner and (v) be paid as provided for in §11.5 in the event of dissolution.

3 5.2                     Further Effect. Any Partner that shall have (a) elected to withdraw or been deemed to have withdrawn from the Partnership pursuant to §§2.9.2,

2.9.3, 3.3.4, 11.3 or 11.4 or (b) withdrawn in contravention of this Agreement, shall, have only those rights specifically set forth in this Agreement and such Partner’s status as a Partner-shall automatically terminate. Except as provided in §11.2.3, withdrawal by one or more Partners as described in the preceding sentence shall not effect a dissolution of the Partnership A Withdrawn Partner shall remain obligated for all liabilities attributable to its respective interest in the Partnership accruing prior to the date of its withdrawal, including any such liabilities maturing after such withdrawal but originating from actions taken prior thereto; provided, however, that no Withdrawn Partner shall be obligated for any liability of the Partnership originating from any action taken by the Management Committee on or prior to the Commitment Date, if the Representative of such Withdrawn Partner voted against such action and the Withdrawn Partner promptly thereafter notified the Partnership of its withdrawal from the Partnership in accordance with the provisions of this Agreement.

3.5.3                     Consequences Of Withdrawal To Remaining Partners. In the event any Partner shall have withdrawn from the Partnership or be deemed to have withdrawn from the Partnership pursuant to the provisions of this Agreement, if the Management Committee determines that an amount equal to the whole or any portion of the amount of the Pre-Commitment Date Funds or Capital Contributions which such Withdrawn Partner failed to pay when due or had been requested to pay pursuant to §3.3.1 (which amount shall be herein called the “Defaulted Contribution”) should be contributed to the Partnership by remaining Partners in order to meet the cash needs of the Partnership, it shall promptly provide written notice of such determination to each remaining Partner, which notice shall state the amount of the Defaulted Contribution. Each remaining Partner shall have the right to elect (by written notice to the other Partners within ten (10) days of the date of the notice from the Management Committee of the Defaulted Contribution) to contribute any percentage of the Defaulted Contribution not in excess of the percentage determined by dividing the Percentage Interest of such remaining Partner by the sum of the Percentage Interests of all remaining Partners who so elect to contribute a portion of the Defaulted Contribution (any percentage so elected being hereafter called an “Elected Percentage”); provided, however, that (a) those Partners who so elect to satisfy a portion of the Defaulted Contribution may unanimously agree to allocate the amounts of their contributions among such Partners in a manner other than that provided for in this §3.5.3 and (b) the sum of the Elected Percentages of the Partners who so elect to satisfy the Defaulted Contribution must be 100%. In the event that such Partners do not elect to contribute an amount equal to 100% of the Defaulted Contribution in accordance with the second sentence of this §3.5.3 and the Management Committee does not alter its determination that the cash needs of the Partnership should be met by Pre-Commitment Date Funds or Capital Contributions, then within ten days of the date of a written request therefor from the Management Committee, each Partner shall contribute to the Partnership an amount equal to its pro rata share (based on the ratio of such Partner’s Percentage Interest to the sum of the Percentage Interests of all the remaining Partners) of the part of the Defaulted Contribution not otherwise elected by the Partners in accordance with the procedures set forth herein; provided, however, that nothing herein shall be construed as preventing admission of a new Partner or Partners to the Partnership in accordance with §9 in order to meet the cash needs of the Partnership resulting from the withdrawal of a Partner or Partners. To the extent that any Partner contributes any portion of a Capital Contribution pursuant to this §3.5.3, that Partner’s Percentage Interest shall immediately be adjusted to reflect the contribution (due account being given to the contributions of other Partners and the termination of the Withdrawn Partner’s status as a Partner).

4                                         Capital Accounts; Allocation Of Profits And Losses.

4.1                               Maintenance of Partners’ Capital Accounts. A separate Capital Account for each Partner shall be established with respect to such Partner and maintained throughout the term of the Partnership in accordance with Regulations §1.704-1 as follows:

4 .1.1                  The Capital Account of each Partner shall (i) be credited with the amount of cash and the fair market value, as determined by the Management Committee, in writing, or in accordance with §3.1.3, as the case may be, of any property contributed to the Partnership by such Partner, and with any income and gain allocated to such Partner pursuant to this Agreement, and (ii) be debited with the amount of cash and the fair market value, as determined by the Management Committee as aforesaid, of any property distributed to such Partner by the Partnership, and with any deductions and losses allocated to such Partner pursuant to this Agreement.

4.1.2                     In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account, if any, of the transferor to the extent it related to the transferred interest.

4.2                               Tax Allocation. All income, gain, loss, deduction or credits of the Partnership shall be allocated between the Partners in accordance with their respective Percentage Interests in the Partnership. The determination of each Partner’s distributive share of any Partnership income, gain, loss, deduction, credits and tax preference items shall be made in accordance with and in proportion to such Partner’s Percentage Interest as of the date of allocation, except as otherwise provided in this §4. Such allocations shall be made for each calendar month based upon the average of each Partner’s daily Percentage Interest during such month. The provisions of Section 704(c) of the Code shall apply to contributed property for the purpose of computing gain or loss and for other purposes to the extent required by future tax regulations. These allocations are subject to retroactive adjustments resulting from any changes in Capital Accounts pursuant to FERC or other governmental order. Net income or net losses, determined in accordance with Regulations §1.704-1, from the sale of Partnership assets, including gains attributable only to prior depreciation deductions, shall be allocated to the Partners in proportion to the Partners’ respective Percentage Interests during the period in which such appreciation or depreciation in value took place or during the period such depreciation deductions were taken. For purposes of determining the period during which such appreciation or depreciation in value took place and the amount of such appreciation or depreciation, the values assigned to total Partnership capital at the time of admitting any Additional Partner or at the time of any Capital Contribution by an existing Partner which is not in proportion to the Partners’ then existing

Percentage Interests, shall be used and shall be controlling.

4.3                               Special Tax Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

4.3.1                     Minimum Gain Chargeback. Notwithstanding any other provision of this §4, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations §1.704-2 (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2 (f) (6) of the Regulations. This §4.3.1 is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

4.3.2                     Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this §4 except this §4.3.2, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner which has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2 (i) (5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations §1.704-2 (i). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2 (i) (4) of the Regulations. This §4.3.2 is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

4.3.3                     Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall, be specially allocated to the Partners in accordance with their respective Percentage Interests.

4.3.4                     Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations §1.704-2 (i) (1).

4.3.5                     Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations §1.704-1(b) (2) (iv) (m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

4.4                               Curative Allocations. Any special allocation of items pursuant to §4.3, other than §4.3.5, shall be taken into account under §4.2 in computing allocations of gain or loss on each sale of Partnership assets or an interest therein so that the net amount of income, gains, losses or deductions and all other items allocated to each Partner pursuant to this §4 shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if the above specified special allocations had not been made. In addition, the Management Committee shall have reasonable discretion, on behalf of the Partnership, to seek a waiver of the Minimum Gain Chargeback or the Partner Nonrecourse Debt Minimum Gain Chargeback from the Commissioner of the Internal Revenue Service to the extent permitted by §1.704-2 (f) (4) of the Regulations. The Partners are aware of the income tax consequences of the allocations made by this §4 and hereby agree to be bound by the provisions of this §4 in reporting their shares of the Partnership income or loss for income tax purposes.

5.                                      Distributions. Subject to the requisite approval in accordance with §7.2.6, and except as otherwise expressly provided in this Agreement, distributions to the Partners shall be made only to all Partners (other than a Defaulting Partner)

simultaneously in proportion to their respective Percentage Interests (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Management Committee; provided, however, that if for any fiscal year the Partnership shall have earned a net profit, as determined under Required Accounting Practice, then such net profit shall be distributed out of available cash (unless the Management Committee, by 60% Vote, determines otherwise, or unless such cash is required for operations, or unless such distribution would violate, or result in a default under any agreement of the Partnership or applicable law) within sixty (60) days following the end of such fiscal year to the Partners in proportion to their respective Percentage Interest at the time the amount of such distribution is determined. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this §5 for all purposes under this Agreement. The Management Committee shall allocate any such amounts among the Partners in a manner that is in accordance with applicable law.

6.                                      Accounting And Taxation.

6.1                               Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

6.2                               Location Of Records. The books of account for the Partnership shall be kept and maintained at such place as the Management Committee shall determine.

6.3                               Books of Account. The books of account for the Partnership shall be:

6.3.1                     Maintained on an accrual basis in accordance with Required Accounting Practice; and

6.3.2                     Audited by the Certified Public Accountants at the end of each fiscal year.

6.4                               Annual Financial Statements And Tax Information. As soon as practicable following the end of each fiscal year of the Partnership, the Management Committee shall cause to be prepared and delivered to each Partner:

6.4.1                     A profit and loss statement and a statement of changes in financial position for such fiscal year, a balance sheet and a statement of each Partner’s Capital Account as of the end of such fiscal year, together with a report thereon of the Certified Public Accountants; and

6.4.2                     Such Federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Partner of its income tax return for such fiscal year on or before three (3) months plus fifteen (15) days after the end of each fiscal year.

6.5                               Interim Financial Statements. As soon as practicable after the end of each calendar month, and in any event not later than thirty (30) days thereafter, the Management Committee shall cause to be prepared and delivered to each Partner, with an appropriate certificate of the Person authorized to prepare the same:

6.5.1                     A profit and loss statement and a statement of changes in financial position for such month (including sufficient information to permit the Partners to calculate their tax accruals), for the portion of the fiscal year then ended and for the twelve-month period then ended;

6.5.2                     A balance sheet and a statement of each Partner’s Capital Account as of the end of such month; and

6.5.3                     A statement comparing the actual financial status and results of the Partnership as of the end of or for such month and the portion of the fiscal year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

6.6                               Taxation. The Parties intend that the Partnership shall be treated as a “partnership” for all purposes. The Partners agree to take all actions and execute and deliver such other documents as is necessary and appropriate, including an amendment to this Agreement, to qualify and maintain the Partnership as a partnership for tax purposes. The Partnership’s state and Federal income tax returns shall be approved by the Partners. Unless otherwise agreed in writing by the Partners or the Code or other applicable law does not allow such elections, the following elections shall be made in preparing Partnership income tax returns and other returns for taxes measured by income:

(a)                                 To adopt the calendar year as the taxable year of the Partnership;

(b)                                 To adopt the accrual method of accounting;

(c)                                  To use the minimum accelerated depreciation method and shortest permissible life authorized for the computation of depreciation;

(d)                                 To expense research and experimental expenditures;

(e)                                  To adopt the LIFO method for valuation of inventories;

(f)                                   To amortize leasehold, start-up and organization expenses over the shortest period allowable; and

(g)                                  Such other elections as shall maximize and accelerate all available deductions and defer and minimize the recognition of taxable income.

6.7                               Governmental Reports. Under the direction of the Management Committee, the Partnership shall prepare and file, or cause to be prepared and filed, all reports prescribed by FERC and any other commission or governmental agency having jurisdiction.

6.8                               Record Retention. The Management Committee shall cause all records that are required hereunder or under any agreement entered into pursuant to this agreement to be retained for the longer of that period of time required by any applicable law, or the period of seven years from the date of completion of the activity to which such records relate, or for a reasonable period of time thereafter if so required by a Partner by written notice given to the Management Committee prior to the expiration of such seven year period.

6.9                               Inspection Of Facilities And Records. Each Partner shall have the right at all reasonable times during usual business hours to inspect any property and facilities of the Partnership, including the Facilities, and to audit, examine and make copies of the books of account and other records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated in writing by it or by an independent public accountant, petroleum engineer, attorney or other consultant so designated. The Partner making the request shall bear all costs and expenses incurred in any inspection, examination or audit made at such Partner’s behest and shall cause any of its agents, employees or consultants who will conduct such inspection, examination or audit to execute at any other Partner’s request a confidentiality agreement containing confidentiality obligations no more or less extensive than those set forth in §13.12 hereof.

6.10                        Deposit And Withdrawal Of Funds. Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated from time to time by 60% Vote of the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

6.11                        Return Preparation. The Partnership’s tax returns and reports shall be prepared by the Tax Matters Partner (as defined in §6.12, below), and the Tax Matters Partner shall use its best efforts in the preparation and filing of such returns and reports. The Partners shall furnish the Tax Matters Partner with any information necessary to prepare such returns and reports and the Tax Matters Partner shall submit copies of such returns and reports to the Partners at least fourteen (14) Days in advance of their due date, as extended, to permit review and approval.

6.12                        Partnership Level Tax Audits. NGDC is hereby designated the tax matters partner for the Partnership pursuant to Section 6231 (a) (7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall inform the other Partners of all matters which may come to its attention in its capacity as Tax Matters Partner by giving the other Partners notice thereof within ten (10) days after becoming informed. The duties of the Tax Matters Partner and all of the Partners individually with respect to tax matters shall be as follows; provided, however, that nothing herein shall prevent any Partner, including the Tax Matters Partner, from taking in its individual capacity any action which is left to the determination of an individual Partner under Sections 6221 through 6233 of the Code:

(a)                                 The Partners shall furnish the Tax Matters Partner with such information, including, without limitation, information specified in Section 6230 (e) of the Code, as it may reasonably request to permit the Tax Matters Partner to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners in accordance with Section 6223 of the Code. The Partners shall also furnish to each other copies of all correspondence with the Internal Revenue Service or the Department of the Treasury regarding any aspect of Partnership items or the Partnership tax return.

(b)                                 No Partner shall knowingly treat a partnership item on its federal income tax return in a manner inconsistent with the treatment of such partnership item on the Partnership’s federal income tax return without first giving reasonable advance notice of such intended action (including the proposed treatment of such partnership item) to the other Partners.

(c)                                  The Tax Matters Partner shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code except with the prior written consent of all of the Partners.

(d)                                 No Partner shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any Partnership taxable year without first giving reasonable advance notice to all other Partners. If all of the Partners agree with the requested adjustment, the Tax Matters Partner shall file the request for administrative adjustment on behalf of the Partnership. If all of the Partners do not agree with the requested adjustment within thirty (30) days after notice to the Partners, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.

(e)                                  Any Partner intending to file a petition under any Section of the Code, including, without limitation, Sections 6226 and 6228 thereof, with respect to any tax matters involving the Partnership, including, without limitation, any matter with respect to a Partnership item, shall give reasonable advance notice to the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the Partner intending to file such petition, such notice shall be given within a reasonable time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed. If the Partners do not agree on the appropriate forum, then the appropriate forum shall be chosen by the Management Committee. If any Partner intends to seek review of any court decision rendered as a result of a proceeding instituted under this §6.12, such Partner shall notify all of the other Partners of such intended action.

(f)                                   The Tax Matters Partner and the other Partners shall not enter into settlement negotiations with respect to the tax treatment of partnership items without first giving reasonable advance notice of such intended action (including any proposal for settlement) to the other Partners. The Tax Matters Partner shall not bind any other Partner to a settlement agreement without obtaining the written concurrence of any such Partner. Any other Partner who enters into a settlement agreement with the Internal Revenue Service or the Secretary of the Treasury with respect to any partnership items, as defined in Section 6231 (a) (3) of the Code, shall notify the other Partners of such settlement agreement and its terms within ninety (90) days from the date of settlement; provided, that such Partner shall not enter into any settlement agreement which binds or purports to bind the Partnership or the other Partners.

(g)                                  The Tax Matters Partner shall have the right to engage on behalf of the Partnership legal counsel, certified public accountants, or other experts without the prior written consent of the other Partners. Any reasonable item of expense with respect to such matters, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the Tax Matters Partner incurs in connection with any Partnership level audit, assessment, litigation, or other proceedings regarding any partnership item, shall be borne by the Partnership. The Tax Matters Partner shall not be liable for any neglect, omission or action taken by or attributable to any such expert provided reasonable care was executed by the Tax Matters Partner in the selection of such expert.

(h)                                 The provisions of this §6.12, including but not limited to the obligation to pay fees and expenses contained in subsection (g), shall survive the termination of this Agreement, the Partnership or the termination of any Partner’s interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Partnership for the applicable tax year.

(i)                                     The provisions of this §6.12 shall apply for state income tax purposes (and for other taxes computed with respect to income) to the extent rules similar to Code Sections 6221 through 6233 are applicable to such taxes.

(j)                                    The Tax Matters Partner shall not be liable to any Partner for any action taken by or attributable to the Tax Matters Partner, except for any liability arising out of its gross negligence or willful misconduct.

7.                                      Management Of The Partnership.

7.1                               General Management Structure.

7.1.1                     The management policies of the Partnership shall be established by the Management Committee in accordance with this Agreement which, except as otherwise provided in this Agreement, shall have exclusive authority with respect to the affairs of the Partnership. Except as specified in the Operating Agreement, no Partner shall have authority to act for, or assume any obligation or responsibility on behalf of, the Partnership without the prior written approval of the Management Committee.

7.1.2                     The day to day management of the affairs of the Partnership, including maintenance of the financial and other records and books of account of the Partnership, supervision of construction of the Facilities, and activities reasonably related thereto, shall be subject to the supervision of the Management Committee. The Management Committee may delegate to such Persons as it determines to be appropriate, which Persons may be Partners or Affiliates of Partners, such responsibility for the management of the Partnership as it determines to be appropriate from time to time.

7.2             Management Committee.

7.2.1                     The members of the Management Committee shall consist of one Representative of each Partner designated from time to time by such Partner by written notice to each other Partner and the

Partnership. By like notice, each Partner may designate one or more Alternate Representatives (the “Alternate Representatives”) who shall have authority to act in the absence of its Representative. Any Partner may at any time, by written notice to all other Partners and to the Partnership, remove its Representative or any Alternate Representative(s) on the Management Committee and designate a new Representative or Alternate Representative(s). Each Representative shall serve on the Management Committee until his successor shall be duly appointed or until his death, resignation or removal by the Partner which appointed him. Any action taken by the Partnership in compliance with the direction of the Management Committee pursuant to its authority hereunder shall be binding on the Partnership and each Partner, whether such direction was approved by the regular members of the Management Committee in accordance with the provisions hereof or one or more of the Alternate Representatives(s), and the participation and acts (including the execution of any documents) by any Alternate Representative of a Partner shall be deemed to be the act of the Representative for which such Alternate Representative is acting without, in the case of any written document, any evidence of the absence or unavailability of such Representative.

7.2.2                     The Management Committee shall elect a Chairman from among its members by Majority Vote and appoint a Secretary of the Management Committee who shall not be required to be a Representative or Alternate Representative of a Partner.

7.2.3                     The Chairman shall preside at all meetings of the Management Committee, which shall meet at least quarterly subject to less frequent meetings upon approval of the Management Committee by 60% Vote. Notice of and an agenda for all Management Committee meetings shall be provided by the Chairman or his designee to all Representatives at least ten (10) days prior to the date of such meetings. Special meetings of the Management Committee may be called at such times and places, and in such manner, as any Partner deems necessary. Any Partner calling for any such special meeting or for any other meeting of the Partnership shall notify the Chairman and all other Representatives or Partners, as appropriate, of the date and agenda for such meeting(s) at least ten (10) days prior to the date of such meetings. Partners, members of the Management Committee, or any committee designated by the Management Committee, may participate in any meeting of Partners, the Management Committee or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another. Any action required or permitted to be taken at any meeting of Partners, the Management Committee, or of any committee thereof, may be taken without a meeting if all Partners, members of the Management Committee or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Partners, Management Committee or committee. Written minutes of all meetings and the record of all actions by written approval or written consent shall be prepared by the Secretary of the Management Committee and a copy thereof shall be submitted to each member of the Management Committee not more than thirty (30) days following each meeting or the execution of a written approval or written consent. At the immediately following meeting of the Management Committee, any minutes of a meeting shall be unanimously approved or revised and unanimously approved by the Management Committee as appropriate. Once approved by the Management Committee and signed by the duly designated Chairman and Secretary thereof, the minutes shall be prima facie evidence of all facts purporting to be thereby stated.

7.2.4                     The Management Committee may, by 60% Vote, create such committees as it may deem necessary or appropriate, to be comprised of Representatives of the Partners, provided that the Management Committee shall retain decisional power over any subject matter delegated to the said created committees for study or consultation.

7.2.5                     Except as otherwise provided by this Agreement, the Management Committee shall act by Majority Vote.

7.2.6                     The approval of the Management Committee by 60% Vote shall be necessary as provided elsewhere in this Agreement and before any of the following actions can be taken on behalf of the Partnership:

(a)                                 Establishment of the initial size, design and location of the Facilities and any material changes thereto;

(b)                                 Determination, from time to time, of the Estimated Cost of the Facilities;

(c)                                  Establishment of the development, construction and operating budgets for the Facilities;

(d)                                 Execution of interim financing agreements and commitments relating to the Facilities and any amendments thereto;

(e)                                  Timing and amounts of Capital Contributions;

(f)                                   Selection and retention of counsel and the Certified Public Accountants;

(g)                                  Admission of substitute Partners in accordance with §9.1.1;

(h)                                 Filing of the Partnership’s tariff, or any amendment thereto, relating to the Facilities, with FERC;

(i)                                     Filing of all applications by the Partnership for Necessary Regulatory Approvals and other governmental or regulatory approvals, or any amendments to such applications, or any applications for amendments to such Necessary Regulatory Approvals or other approvals;

(j)                                    Approval of the form and content of the Operating Agreement contemplated by §7.5 hereof; and

(k)                                 Any change in the authority and responsibility delegated to the Operator;

(l)                                     Selection of a successor Operator, if such becomes necessary;

(m)                             Determination of the form and content of any Gas Transportation Contract or any Precedent Agreement with respect thereto, approval of the entering into of any such Gas Transportation Contract or Precedent Agreement, and approval of any amendment or termination of any such Gas Transportation Contract, Precedent Agreement or any successor agreement thereto;

(n)                                 Execution of any material Lease and any related agreements and any amendments thereto and execution of any contracts for the acquisition or disposal of rights-of-way, servitudes, easements, leases and real property necessary for the construction, operation and maintenance of the Facilities;

(o)                                 Execution of permanent financing agreements and commitments relating to the Facilities and any amendments thereto;

(p)                                 Timing and amounts of distributions to Partners pursuant to §5;

(q)                                 Payment by the Partnership of any amounts to a Withdrawn Partner pursuant to this Agreement;

(r)                                    Any change in the authority and responsibility delegated in this Agreement to any committee;

(s)                                   Acceptance of any Necessary Regulatory Approvals and of any Additional Necessary Regulatory Approvals and amendments thereto which are granted after the Commitment Date, if the terms of such approvals and/or amendments thereto vary materially from the authorization(s) sought in the related regulatory application(s); and

(t)                                    Any other action for which the approval of the Management Committee by 60% Vote is expressly required by this Agreement.

7.2.7                     Without modification of its general authority under §7.1.l, the Management Committee is hereby specifically authorized to initiate and make any eminent domain takings permitted by state or Federal law and required for the construction, operation and maintenance of the Facilities, and the Partners agree to join in any such takings to the extent permitted or required by Federal or state law.

7.3                               Audit Committee.

7.3.1                     An audit committee shall be formed which shall consist of a Representative and an alternate

Representative designated by each Partner. The Management Committee shall designate one member of the audit committee to serve as chairman of the audit committee; provided, however, that the chairman of the audit committee shall not be an officer, director, employee of or otherwise affiliated with, the Operator, Decisions of the audit committee shall be by Majority Vote of the members. Each member shall serve on the audit committee until his successor shall be duly appointed or until his death, resignation or removal by the Partner which appointed him.

7.3.2                     The audit committee shall meet quarterly subject to less frequent meetings upon approval by 60% Vote of the members of the audit committee, and at such other times as called by its chairman. The chairman of the audit committee shall designate the time, place and the manner of all audit committee meetings. Written minutes of all meetings and the record of all actions by written approval or written consent shall be prepared by the secretary of the audit committee (who shall be appointed by the chairman thereof) and a copy thereof shall be submitted to each member of the audit committee not more than thirty (30) days following each meeting

At the immediately following meeting of the audit committee, any minutes of a meeting shall be approved or revised and approved by the audit committee as appropriate. Once approved by the audit committee and signed by the duly designated chairman and secretary thereof, the minutes shall be prima facie evidence of all facts purporting to be thereby stated.

7.3.3                     The audit committee shall, on behalf of the Partnership:

(a)                                 Consult with internal and external auditors;

(b)                                 Review and monitor the internal audit coverage and plans for coverage;

(c)                                  Analyze and approve internal audit operating philosophies and strategies;

(d)                                 Review the results of all financial audits; and

(e)                                  Review the results of all recommendations for corrective action.

7.3.4                     The audit committee shall report to the Management Committee at such times and places as the Management Committee deems advisable.

7.4                               Design And Construction Of The Facilities. The Management Committee may cause the Partnership to enter into such service contracts and other agreements as it shall deem appropriate with any Person including, without limitation, any Partner or Affiliate of any Partner for the planning, design and construction of the Facilities.

7.5                               Operation Of The Facilities. The initial Operator of the Facilities, which may be a Partner or an Affiliate of a Partner, shall be selected by the Management Committee by a 60% Vote on or prior to the Commitment Date. The Operating Agreement with the Operator shall be consistent with the provisions of this Agreement. The Management Committee may, by 60% Vote, at any time agree to an amendment to such Operating Agreement or, in the event that such Operating Agreement is terminated pursuant to the terms thereof or the Operator is removed, select a new Operator or Operators or otherwise provide for the operation of the Facilities.

7.6                               Right to Vote. Each Partner, and each Partner’s Representatives, shall have the right to vote on all matters requiring a vote hereunder of the Partners or their Representatives, except as otherwise specifically provided herein with respect to Withdrawn Partners and Defaulting Partners, and except as provided hereafter. If a matter to be voted upon by the Partners or their Representatives concerns the entry into, renewal, amendment, termination or performance of any contract or transaction for the provision of goods and services to or by or from, or the use of property by, the Partnership, and a Partner, or any Affiliate of a Partner, is a party thereto, then such Partner and such Partner’s Representatives shall not be eligible to vote thereon. However, the preceding sentence shall not preclude a Partner from voting on matters related to the tariff, Precedent Agreements, Gas Transportation Contracts and all other matters generally applicable to all Shippers even though that Partner, or an Affiliate of that Partner, is a Shipper.

7.7                               Limitation Of Authority. The Management Committee, the committees appointed as provided in §§7.2.4 and 7.3, and the Operator shall not have authority to take any action inconsistent with the terms of this Agreement.

7.8                               Indemnification.

7.8.1                     The Partnership shall indemnify and save harmless the members of the Management Committee, the members of any committee appointed as provided in §§ 7.2.4 and 7.3 and the Operator against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of such Persons within the scope of their authority in the course of the Partnership’s business except any acts or failures to act which constitute gross negligence or willful misconduct, and such Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts (or failure to act) in the absence of gross negligence or willful misconduct.

7.8.2                     The Partnership shall indemnify and hold each of TCPL, East Coast and their Affiliates harmless from and against any and all claims, demands, actions, causes of action, suits, damages, liabilities, fines, penalties, or other remedies whatsoever, known or unknown, based on contract, tort or otherwise, in law or in equity, arising out of, or in any way related to, any act or omission of the Partnership or of any other Partner and their respective Affiliates, employees and agents occurring prior to the date hereof, but only if notice of such indemnified event is given before this indemnification expires pursuant to the provisions of §7.8.3.

7.8.3                     The indemnity contained in Section 7.8.2 shall terminate and be of no further force and effect with respect to such Partner on the date that is the earlier of (i) the date on which TCPL or East Coast, as the case may be, notifies the Partnership that such Partner has completed its due diligence review of the Partnership to its satisfaction, or (ii) March 31, 1996; provided, however, that the indemnity contained in § 7.8.2 shall not terminate but shall survive and continue as to TCPL or East Coast, as the case may be, if such Partner withdraws from the Partnership prior to the earlier of the dates described in (i) or (ii) herein.

7.8.4                     Notwithstanding anything in this Agreement to the contrary, TCPL or East Coast, as the case may be, shall look solely to the assets of the Partnership, and not have the right to proceed against any of the Partners individually for any amount (s) indemnified by the Partnership pursuant to §7.8.2.

7.9                               Other Positions Or Representations. Any member of the Management Committee and the committees provided for in §§7.2.4 and 7.3 may also be an officer, director or employee of a Partner or one or more Affiliates of a Partner.

8                                         Limitation Of Liabilities.

8.1                               Limitation On Liability Of Partners. Subject to the provisions of applicable law, no Partner shall be liable to third Persons for Partnership losses, deficits, liabilities or obligations, except as otherwise expressly agreed to in writing by such Partner, unless the assets of the Partnership shall first be exhausted.

8.2                               Limitation Of Authority Of Partners. Except as specified in the Operating Agreement, no Partner shall have the authority to act for, or assume any obligation or responsibility on behalf of, any other Partner, without the prior written approval of such other Partner.

8.3                               Cross Indemnification. Each Partner (for purposes of this §8.3, the “indemnitor”) shall indemnify and hold harmless each other Partner, the Partnership and the Affiliates, directors, officers, partners (other than the Partners to this Agreement), employees, agents and representatives of each such other Partner for purposes of this §8.3, collectively the “indemnitees”) from and against any costs, losses, claims, damages and liabilities arising out of any act of the indemnitor or any of its Affiliates, directors, officers, partners

(other than the Partners to this Agreement), employees, agents or representatives undertaken so as to bind the indemnitees, or which has the effect of making the indemnitees liable without their consent, or arising out of any assumption of any obligation or responsibility by the indemnitor or any of its Affiliates, directors, officers, partners (other than the Partners to this Agreement), employees, agents or representatives undertaken so as to bind the indemnitees, or which has the effect of making the indemnitees liable without their consent (including, without limitation, sales or other acts entirely on its part which may give rise to product liability claims); provided, however, that this §8.3 shall have no application with respect to any actions taken (a) on behalf of the Partnership by, or on behalf of, the Management Committee in conformance with this Agreement, (b) on behalf of one Partner by another Partner in conformance with this Agreement or (c) by, or on behalf of, the Operator in conformance with the Operating Agreement.

8.4                               Right of Partner to Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in §8.3 is for any reason held to be unavailable to a Partner, then each Partner shall contribute to the damages incurred by any indemnitee named in §8.3 in the proportion that the contributing Partner’s Percentage Interest in the Partnership bears to the Percentage Interests of all contributing Partners. The Partners’ obligations to contribute hereunder are several and not joint.

8.5                               Third Party Contracts. No contract, lease, sublease, note, loan agreement, deed of trust or other obligation on behalf of the Partnership which is material to the Partnership shall be entered into unless there is contained therein an appropriate provision limiting the claims of all parties to such instruments and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against the Partners individually; provided, however, that the exclusion of such a provision from any such instrument may be authorized by a 60% Vote of the Management Committee.

9.                                      Transfer Or Pledge Of Partnership Interests; Admission of New Partners.

9.1                               Limitation On Right To Transfer Partner’s Interest.

9.1.1                     Subject to (i) the right of first offer provided for in §§9.1.2 and 9.1.3, (ii) the prior approval of the Management Committee (which shall not be unreasonably withheld) as set forth in this §9.1.1, and (iii) the satisfaction of the requirements set forth in §9.1.4, a Partner (“Transferring Partner”) may sell, assign or otherwise transfer all or any part of its Percentage Interest to any other Person or Persons (including, without limitation, a Partner) (“Transferee”). The Management Committee’s approval may not be withheld unless it is determined by a 60% Vote that the transfer of the interest will adversely affect the financial and operating integrity of the Partnership. No such approval for transfer of all or part of the Percentage Interest of a Partner shall release the Transferring Partner from Partnership obligations accrued during the period the Transferring Partner was a Partner except upon the unanimous approval of the remaining Partners. The Management Committee may pre-approve the transfer by a Partner to another entity (a “Pre-Approved Transfer”) of all or any part of the Partner’s Percentage Interest, subject to the full satisfaction of the requirements set forth in §§ 9.1.2 through 9.1.4.

9.1.2                     Any Partner which seeks to transfer all or part of its Percentage Interest (the portion to be transferred being hereinafter referred to as a “Transferred Interest”) to any other Person or Persons (including, without limitation, a Partner) shall first make an offer in writing to all of the other Partners specifying the Transferred Interest sought to be sold by it and all the terms and conditions on which the Transferred Interest is offered, including the amount and form of the purchase price and the terms of payment. The Partners other than the Transferring Partner shall have a right, exercisable within thirty (30) days of receipt of such offer, to purchase the Transferred Interest on a pro-rata basis (determined by dividing each such Partner’s Percentage Interest by the sum of the Percentage Interests of all of the Partners other than the Transferring Partner) on the terms and conditions offered by the Transferring Partner. If any such Partner does not elect to purchase its full pro-rata share of the Transferred Interest in such first election round, additional election rounds shall be conducted until either (a) the Partners which elect to purchase any portion of the Transferred Interest collectively elect to purchase one hundred percent (100%) of the Transferred Interest, or (b) no Partner elects to purchase a remaining portion of the Transferred Interest. Any Partner which does not elect to purchase its full pro rata share in an election round shall not be eligible to participate in subsequent election rounds; for purposes of each additional election round, the “pro-rata” share of each Partner shall be equal to a fraction, the numerator of which is the percentage of the Transferred Interest which such Partner has previously elected to purchase, and the denominator of which is the aggregate percentage of the Transferred Interest previously elected by all Partners which have previously elected to purchase their full pro-rata shares available to them in previous election rounds. The Transferring Partner shall provide each Partner written notice of the aggregate portion of the Transferred Interest elected within seven days of the conclusion of the first election round and each successive election round, and each Partner shall have ten days from receipt of such written notice to elect to purchase any remaining portion of the Transferred Interest to which it is entitled under this §9.1.2. Notwithstanding the foregoing provisions for additional election rounds, the Partners which elect in the first election round to purchase any portion of their respective pro-rata shares of the Transferred Interest may allocate the purchase of the Transferred Interest among such Partners, provided that such Partners collectively agree to purchase one hundred percent (100%) of the Transferred Interest. In the event that Partners commit to purchase the Transferred Interest in accordance with this §9.1.2, the transfer shall promptly be effectuated upon satisfaction of the conditions set forth in §9.3.

9.1.3                     If the Partners other than the Transferring Partner have not elected to purchase the entire Transferred Interest after compliance with the procedures specified in §9.1.2 and if the Management Committee has given its approval of a proposed transferee (a “Transferee”) as specified in §9.1.1, the Transferring Partner shall thereafter be free to sell all (but not less than all) of the Transferred Interest to a Transferee on terms and conditions no more favorable to the prospective purchaser than offered by the Transferring Partner in its notice to the other Partners in accordance with §9.1.2, provided that prior to effecting such sale the Transferring Partner shall give written notice thereof to all the other Partners describing all terms and conditions on which the Transferred Interest is to be sold, including the amount and form of the purchase price and the terms of payment. During a period of seven (7) days following the date of the Transferring Partner’s notice in accordance with the preceding sentence, any other Partner may object to the proposed sale, but only on the ground that the terms and conditions thereof are more favorable to the prospective purchaser than offered by the Transferring Partner in its notice to the other Partners in accordance with §9.1.2, by giving written notice of such objection to the Transferring Partner. In the event of any such objection, the proposed sale shall not be consummated unless such objection shall have been resolved.

9.1.4                     Each transfer of a Transferred Interest pursuant to §9.1.3 and the related admission to the Partnership of a substitute Partner shall be subject to the performance and satisfaction of the following conditions in full as reasonably determined by the Management Committee:

(i)            The Transferee shall have executed and delivered to the Management Committee a written assignment in form and substance satisfactory to the Management Committee setting forth the intention of the Transferring Partner and the Transferee that the Transferee become a substituted Partner in its place to the extent of the Transferred Interest.

(ii)           The Transferee shall have assumed by operation of law or by express agreement with the Partnership (in form and substance satisfactory to the Management Committee) all of the obligations of the Transferring Partner under this Agreement to the extent of the Transferred Interest

(iii)          The Transferring Partner and the Transferee shall have executed and acknowledged such other instruments (in form and substance satisfactory to the Management Committee) as reasonably necessary to effect such substitution.

(iv)          Prior to substitution, the Transferring Partner and/or the Transferee shall have paid all expenses, including attorneys’ fees, incurred by the Partnership in connection with such substitution.

(v)           An opinion of counsel to the Transferee, which counsel shall be reasonably acceptable to the Management Committee (in form and substance satisfactory to the Management Committee) shall have been furnished to the Partnership stating that, in the opinion of such counsel, such substitution will not (a) cause the Partnership to be classified other than as a partnership for Federal income tax purposes; (b) cause a termination of the Partnership for Federal income tax purposes; (c) cause the Partnership to become a “Publicly Traded Partnership” or the Percentage Interests to be considered to be “publicly traded,” within the meaning of Section 7704 of the Code; (d) violate, or cause the Partnership to violate, any applicable law or governmental rule or regulation, including, without limitation, any applicable federal or state securities law; or (e) cause the Partnership, the Partners or any Affiliate to be required to register as a public utility holding company, or otherwise to become subject to regulation, under the Holding Company Act.

9.1.5                     If the transfer of the Transferred Interest to a Transferee in accordance with §9.1.3 is not consummated within six (6) months after the expiration of the last election round referred to in §9.1.2, above, no transfer by the Transferring Partner to any Person may be made without, again complying with this §9.1.

9.2                               Permitted Transfers to Affiliates, Etc. Notwithstanding the foregoing provisions of this §9, the approval, of the Management Committee and compliance with the first offer provisions of §§9.1.2 and 9.1.3 hereof (and in the case of a transaction described in §9.2.3 hereof, the performance and satisfaction of the conditions described in §9.1.4 hereof) shall not be required in connection with:

9.2.1                     The transfer by any Partner of all or any part of its Percentage Interest in the Partnership to another entity which is (i) its successor by merger or consolidation, so long as such merger or consolidation is with an Affiliate of such Partner, or (ii) an Affiliate of such Partner, including, without limitation, a limited partnership of which such Partner is the general partner; or

9.2.2                     An assignment, pledge or other transfer creating a security interest in all or a portion of a Partner’s Percentage Interest to an assignee, pledgee, mortgagee, trustee or secured party, if such assignment, pledge or transfer creating a security interest is (i) required by the Financing Commitment or (ii) approved by a 60% Vote of the Partners; provided, however, that, except as expressly provided for in §10, (1) the assignee, pledgee, mortgagee, trustee or secured party shall hold the same subject to all of the terms of this Agreement and (2) such assignee, pledgee, mortgagee, trustee or secured party shall not have any voice in the management of the Partnership as a result of such transfer and shall not become a substituted Partner without the approval of the Management Committee in accordance with §9.1.1.

9.2.3                     Any transfer of all or a portion of a Percentage Interest pursuant to a written agreement containing the words, in all capital letters, “THE TRANSFER (S)

OF PERCENTAGE INTERESTS DESCRIBED IN THIS AGREEMENT ARE COVERED BY SECTION 9.2.3 OF THE PORTLAND NATURAL GAS SYSTEM PARTNERSHIP AGREEMENT” (a “Section 9.2.3 Agreement”); provided that, such Section 9.2.3 Agreement is executed by each Person that was a Partner hereunder on the date of execution of such Section 9.2.3 Agreement.

9.3                               Certain Limitations on Transferability. Notwithstanding any other provision of this §9, the following additional limitations shall apply to all transfers of Percentage Interests:

9.3.1                     No Partner may assign or agree to assign, directly or indirectly, all or any part of its respective Percentage Interest, if the effect of such assignment would be to cause the Partnership, the Partners or any Affiliate to be required to register as a public utility holding company, or otherwise to become subject to regulation under the Holding Company Act;

9.3.2                     No Partner may assign or agree to assign, directly or indirectly, all or any part of its respective Percentage Interest, if the effect of such assignment would be to (i) cause the Partnership to be classified other than as a partnership for Federal income tax purposes; (ii) cause a termination of the Partnership’s status as a partnership for Federal income tax purposes; or (iii) cause the Partnership to be considered a “publicly traded partnership” under the Code.

9.3.3                     No Partner may assign or agree to assign, directly or indirectly, all or any part of its respective Percentage Interest, if such assignment would be in contravention of any Financing Commitment to which such Partner (or its Affiliate) is a party.

9.4                               Prohibited Affiliate Transactions.

9.4.1                     Any transaction in which the immediate Parent of any Partner as of the date of this Agreement would cease to own or unconditionally control, directly or indirectly, more than 50% of the capital stock of such Partner having the right to vote on the election of directors of such Partner, shall be deemed to be a transfer of such Partner’s Percentage Interest in the Partnership and accordingly shall be subject to the provisions of §§9.1 and 9.3 of this Agreement; provided, however, that the foregoing shall not apply to a transfer of capital stock of a Partner by its Parent to an Affiliate of such Parent, so long as such Affiliate has material assets in addition to the capital stock of the Partner owned by it, and provided that.

the provisions of this §9.4.1 shall thereafter apply to such Affiliate of such Parent; and provided further, that the provisions of this §9.4.1 shall apply to the immediate Parent of any Affiliate of a Partner to which such Partner transfers its Percentage Interest pursuant to §9.2.1(ii) hereof, from and after the effective date of any such transfer.

9.4.2                     No portion of the capital stock or any other evidence of equity ownership in a Partner or in any Affiliate of a Partner may be assigned, sold or otherwise transferred, directly or indirectly, to any Person whose ownership thereof would cause the Partnership or any other Partner or Affiliate (other than the Partner or Affiliate the capital stock of which or other evidence of equity ownership in which has been assigned or its Affiliates) to be required to register as a public utility holding company or otherwise to become subject to regulation under the Holding Company Act, nor may any Partner, or any Affiliate of such Partner, acquire any investment in, or undertake any new business activity after the date of this Agreement, which would have such an effect.

9.5                               Admission of New Partner. Upon any transfer permitted by this §9, the Transferee shall be automatically admitted as a Partner in substitution for, or in the case of a partial transfer, in addition to, the Transferring Partner, upon execution of a counterpart of this Agreement. In the event of such a transfer before the Commitment Date, the Percentage Interests of the Transferee and Transferring Partner shall be modified to reflect the interest transferred and, in the event of such a transfer after the Commitment Date, the Percentage Interests shall be modified in accordance with §3.1.4. Except as provided in this §9.5, no such sale, assignment, pledge or other transfer shall give rise to a right in any transferee to become a Partner in the Partnership.

9.6                               Assignee’s Rights. Any purported assignment of a Percentage Interest (or a portion thereof) which is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever. The “effective date” of an assignment of a Percentage Interest under the provisions of this §9 shall be the last day of the quarter of the fiscal year of the Partnership in which the final condition precedent to such assignment has been fulfilled.

9.7                               Allocation of Profits, Losses and Distributions Subsequent to Assignment. All income, gain, credit, deduction, profit and loss of the Partnership attributable to any Partner’s Percentage Interest acquired by reason of a permitted assignment and any distributions made with respect thereto shall be allocated (i) in respect of the portion of the fiscal year of the Partnership ending on the effective date of the assignment, to the assignor, and (ii) in respect of subsequent periods, to the assignee.

9.8          Admission of Additional Partners/Authority of Management Committee.

(a)                                 Except as otherwise provided in this §9, any Person may be admitted to the Partnership as an Additional Partner upon the unanimous vote of the Management Committee, as reflected in a written resolution signed by each Representative, which resolution shall set forth the terms and conditions of such admission as unanimously agreed to by the Management Committee.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Management Committee may, by unanimous vote reflected in a written resolution signed by each Representative, modify, amend or waive any of the terms of this §9, including but not limited to the right of first refusal provided in §9.1.2 hereof.

(c)                                  In the event that Interstate exercises its option to acquire up to a five percent (5%) interest in the Partnership under that certain Option Agreement (the “Option Agreement”) between Interstate and the Partnership dated as of August 29, 1995, then (i) the Percentage Interests of each of NGDC, Tenneco, Gaz Metro and JMC or their successors (collectively, the “Optionee Partners”) shall be reduced in the aggregate by the Percentage Interest issued to Interstate as a result of Interstate’s exercise of its option under the Option Agreement, and such reduction shall be allocated among the Optionee Partners in proportion to their respective Percentage Interests (prior to reduction); (ii) any funds received by the Partnership from Interstate pursuant to Interstate’s exercise of its option under the Option Agreement shall be distributed among the Optionee Partners in proportion to their respective Percentage Interests (prior to reduction); and (iii) neither TCPL nor East Coast shall reduce its Percentage Interest in the Partnership in the event that Interstate exercises its option under the Option Agreement, and neither TCPL nor East Coast will be entitled to receive any portion of the amounts received by the Partnership pursuant to the Option Agreement. Subparagraph (iii) shall not apply to the extent that either TCPL or East Coast is a direct or indirect Transferee of an Optionee Partner’s Percentage Interest.

9.9                               Tax Election. In the event that all or any portion of a Partner’s Percentage Interest is transferred with the consent of the Management Committee, or otherwise as permitted by this §9, the Partnership may, but shall not be required to, at the request of the transferee, make an election pursuant to §754 of the Code.

9.10                        Effect of Prohibited Transfers. Any transfer of any ownership interest in the Partnership by a

Partner in violation of the terms of this Agreement shall be void and shall not be recognized by the Partnership. Any such transfer shall not cause a dissolution of the partnership but shall result in the loss by the Partner making such transfer of the right to vote with respect to Partnership matters until such Partner shall have rescinded such transfer to the satisfaction of all other Partners; provided, however, that nothing herein shall be deemed to limit any right or remedies that such Partnership or any other Partner may have against such violating Partner.

10.                               Consent to Assignment By executing and delivering this Agreement, each Partner shall be deemed to have consented to the pledge by each other Partner of all of its Percentage Interest to those financial institutions providing Financing Commitments and to the exercise by such financial institutions of their rights under any such pledge.

11.          Termination And Right Of Withdrawal.

11.1                        Term Of Partnership. Subject to the other terms and conditions of this Agreement, including, without limitation, the provisions of §11.2, the Partnership and this Agreement shall continue in existence from the Formation Date unless and until terminated in accordance with this §11.

11.2                        Automatic Dissolution The Partnership shall be automatically and without notice dissolved upon the happening of any of the following events:

11.2.1              The sale or abandonment of all or substantially all of the Partnership’s business and assets; provided, however, that any such sale or abandonment may only be made pursuant to the unanimous written consent of Partners;

11.2.2              Any event which shall make it unlawful for the business of the Partnership to be carried on; or

11.2.3              Any event which, under the partnership law of the State of Maine, requires or results in dissolution of the Partnership.

11.3                        Automatic Withdrawal In addition to those instances where withdrawal is permitted or deemed to occur under §§2.9.2, 2.9.3, 3.3.4 or 11.4, a Partner, upon the happening of any of the following events described in this §11.3, shall be deemed to be a Withdrawn Partner, shall have its Capital Account, if any, be recorded in its Withdrawn Partner Former Capital Account, reduced to zero and eliminated, and be entitled to receive payment only as specified in §2.10 (if withdrawal is deemed to have occurred on or before the Commitment Date) or

3.5.1 (if withdrawal is deemed to have occurred after the Commitment Date) of this Agreement;

11.3.1              The entry by a court of competent jurisdiction of a decree or order for relief, unstayed on appeal or otherwise and in effect for ninety (90) days, in respect of such Partner in an involuntary case under the Federal bankruptcy laws, or any such order adjudicating such Partner as bankrupt or insolvent under any other applicable bankruptcy, insolvency or liquidation law;

11.3.2              The entry by a court of competent jurisdiction of a decree or order appointing a receiver, custodian, assignee, trustee, liquidator, sequestrator or other similar official of such Partner or of any substantial part of the property of such Partner, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed on appeal or otherwise and in effect for ninety (90) days, or the commencement by such Partner of a voluntary case under the Federal bankruptcy laws, or under any other bankruptcy or insolvency law, seeking reorganization, liquidation, arrangement, adjustment or composition of such Partner under the bankruptcy laws or any similar statute;

11.3.3              The making by such Partner of an assignment for the benefit of creditors; or the failure of such Partner generally to pay its debts as they become due; or the consenting by such Partner to the appointment of or taking possession by a receiver, assignee, custodian, trustee, liquidator, sequestrator or other similar official of it or of any substantial part of its property, or the taking of corporate or Partnership action by such Partner in furtherance of any such action;

11.3.4              The filing by a Partner for dissolution under the laws of the jurisdiction of its incorporation or the entering of a final order dissolving that Partner by any court of competent jurisdiction; or

11.3.5              Any event (other than an event of the nature specified in §11.2.2) which shall make it unlawful for that Partner to carry on the business of the Partnership in the form of a partnership.

11.4                        Other Withdrawals. Except as provided in this §11.4 and in §§2.9.2, 2.9.3, 3.3.4 and 11.3 of this Agreement, or upon the admission of a substitute Partner in accordance with the provisions of §9, no Partner shall be entitled to withdraw from the Partnership from and after the Commitment Date, except upon the unanimous agreement of the remaining Partners. At any time prior to the Commitment Date, a Partner shall have the right to withdraw from the Partnership by giving notice to all the other Partners, and thereafter (except as provided in §2.10.1, if applicable) the Partnership shall have no further obligation to such Person under this Agreement unless unanimously agreed to by the remaining Partners.

11.5                        Winding Up And Liquidation. After the Partnership shall be dissolved pursuant to the provisions of §§11.1 or 11.2, the Management Committee shall continue to exercise its powers under this Agreement for the purpose of winding up the business of the Partnership and liquidating its assets in an orderly manner, but the Partnership shall engage in no new business during the period of such winding up.

11.5.1              If dissolution of the Partnership occurs prior to or on the Commitment Date, the assets of the Partnership remaining after the payment, or provision for payment, of all the liabilities of the Partnership (other than any contingent obligation under §2.10.1 with respect to a Withdrawn Partner) shall be distributed (a) if there is any Withdrawn Partner, to the Partners and any such Withdrawn Partner(s) in the ratio that the Pre-Commitment Date Funds and Qualified Expenditures advanced by each such Person (as of the date of dissolution) bears to the aggregate of all Pre-Commitment Date Funds and Qualified Expenditures advanced by all Partners and Withdrawn Partners (as of the date of dissolution), but only to the extent of the outstanding balance of Pre-Commitment Date Funds and Qualified Expenditures advanced by each such Person (as of the date of dissolution), or (b) if there is no such Withdrawn Partner, to the Partners in the ratio and to the extent of the Pre-Commitment Date Funds and Qualified Expenditures advanced by each Partner (as of the date of dissolution) and (c) finally, to the extent that there are any assets of the Partnership remaining after the distributions made pursuant to clause (a) or (b) above, to the Partners in accordance with their respective Percentage Interests as of the date immediately prior to any distribution pursuant to this §11.5.1. For purposes of the application of this §11.5.1, the amount of Pre-Commitment Date Funds and Qualified Expenditures attributable to each Partner or Withdrawn Partner shall be reduced to the extent that such amounts have been recovered by such Persons through rates or have been taken by such Persons as a deduction for Federal income tax purposes.

11.5.2              If dissolution of the Partnership occurs after the Commitment Date, the assets of the Partnership remaining after the payment, or provision for payment, of all the liabilities of the Partnership (other than any Special Contingent Obligations as hereinafter defined) shall be distributed (a) if there is any Partner who is deemed to have become a Withdrawn Partner after the Commitment Date pursuant to §§3.3.4 or 11.3, to the Partners and any such Withdrawn Partner(s) in the ratio that the Capital Account of each Partner (as of the date of dissolution) or the Withdrawn Partner Former Capital Account of each such Withdrawn Partner bears to the aggregate of (1) all Capital Accounts of the Partners (as of the date of dissolution) and (2) all Withdrawn Partner Former Capital Accounts of any such Withdrawn Partners, but only to the extent of the balance of each Partner’s Capital Account (as of the date of dissolution) and each such Withdrawn Partner’s Withdrawn Partner Former Capital Account, or (b) if there is no such

Withdrawn Partner, to the Partners in the ratio and to the extent of each Partner’s Capital Account and (c) finally, to the extent that there are any assets of the Partnership remaining after the distributions made pursuant to clause (a) or (b) above, to the Partners in accordance with their respective Percentage Interests as of the date immediately prior to any distribution pursuant to this §11.5.2. As used in this §11.5.2, “Special Contingent Obligations” shall mean all contingent obligations of the Partnership with respect to any Withdrawn Partner in the amount of its Withdrawn Partner Former Capital Accounts under §3.5. For purposes of this §11.5.2, if dissolution occurs prior to the date the Facilities are placed in service, Pre-Commitment Date Funds and Qualified Expenditures advanced by a Withdrawn Partner (reduced to the extent that such amounts have been recovered by the Withdrawn Partner through rates or have been taken by such Persons as a deduction for Federal income tax purposes or by payments made to such Withdrawn Partner after its withdrawal pursuant to §3.5.1) shall be treated as, to the extent allowable under §2.10.1, additions to its Withdrawn Partner Former Capital Account.

11.5.3              No termination or dissolution of the Partnership shall relieve a Partner from any obligation accruing or accrued to the date of such termination or dissolution.

11.5.4              No later than the later of (1) the end of the last taxable year of the Partnership in which the liquidation occurs or (2) ninety (90) days following the liquidation date of the Partnership, any Partner whose Capital Account is negative after taking into account all capital account adjustments for the Partnership taxable year during which such liquidation occurs within the meaning of Regulations §1.704-1 (b) (2) (ii) (b) (3), shall contribute the amount by which its Capital Account is negative to the Partnership.

11.6                        Continuance of Partnership. Except as provided in §§11.1 and 11.2, it is understood and agreed by each of the Partners that the relationship of partnership among them is intended to continue without interruption until such relationship is either specifically dissolved by unanimous consent of the Partners or by the occurrence of any event specified in §§11.1 or 11.2 as an event of dissolution, and each Partner waives and releases, to the extent permitted by law, its right to dissolve or obtain dissolution of the Partnership in any other manner or for any other reason. In this connection, the Partners agree and intend that the Partnership shall not be dissolved by the admission of a new Partner pursuant to §9 or by the withdrawal of a Partner from the Partnership. If, notwithstanding the foregoing understanding, agreements and intentions of the Partners, the Partnership may at any time or from time to time be deemed by operation of law and otherwise than pursuant to §§11.1, 11.2.1 or 11.2.2 to be dissolved (for example, upon the bankruptcy or withdrawal of a Partner), each of the Partners hereby covenants and agrees with the other Partners as follows:

11.6.1              The business and affairs of the Partnership shall continue without interruption and be carried out by a new partnership (the “Successor Partnership”);

11.6.2              The Partners of the Successor Partnership shall be the Persons who were Partners hereunder at the time of such dissolution other than any Person whose membership in the Partnership shall have been the sole cause of its dissolution;

11.6.3              The Successor Partnership and the Partners thereof shall be governed by the terms of this Agreement as if the Successor Partnership were the Partnership;

11.6.4              Each of the Partners covenants and agrees to execute such further agreements, including (without limitation) notes, novations and accommodations, as may be necessary to continue the business of the Partnership and to protect and perfect any lien or security interest granted by the Partnership;

11.6.5              Each of the Partners waives and releases, to the full extent it may lawfully do so, all rights to a winding up or liquidation of the business of the Partnership, notwithstanding that the dissolution of the Partnership may be caused wrongfully or otherwise in contravention of this Agreement by such Partner or any other Partner, and further notwithstanding that, at the time of such dissolution, such Partner shall be, or be deemed to be or thereby become, a Withdrawn Partner pursuant to this Agreement; and

11.6.6              As used in this §11.6, the term “Partnership,” at any point in time, shall mean the Partnership originally formed pursuant to this Agreement or the Successor Partnership which at such time is continuing the business and affairs of the Partnership originally so formed.

12.          Arbitration

12.1                        Optional Arbitration. In the event that the Partners who are parties to a dispute are unable to agree on any matter arising under this Agreement, such Partners may, but shall not be obligated, to have such dispute resolved pursuant to binding arbitration. Any Partner may request binding arbitration of any dispute arising hereunder by giving written notice to each of the other Partners that it wishes to invoke the arbitration provisions of this Agreement. The Partner requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated, and within ten days from receipt of such notice any other Partner may set forth in adequate detail additional related issues to be arbitrated. If arbitration is requested by any Partner, and agreed to by the other Partners which are party to the matter in dispute, the decision of the arbitrator shall be final and binding upon all the Partners involved, and the decision of the arbitrator may be entered in any court having jurisdiction.

12.2                        Conduct of Arbitration. It is the intent of the Partners that, to the extent practicable, such arbitration shall be conducted by a Person knowledgeable and experienced in the type of matter that is the subject of the dispute who is acceptable to each of the Partners. In the event the Partners are unable to agree upon such Person, then such Person shall be selected by the Center for Public Resources, Inc., (“CPR”) or, if such organization is not able or is unwilling to so select. such Person, then by the American Arbitration Association (“AAA”). The arbitration shall be conducted in Boston, Massachusetts in accordance with the commercial arbitration rules of CPR or AAA, as the case may be.

12.3                        Costs. Upon the determination of any such dispute, the arbitrator shall bill the costs attributable to such binding arbitration to the party whose position he determines is most inconsistent with the actual decision rendered; provided, however, that the arbitrator shall be empowered to apportion such costs among the parties if he deems it appropriate.

12.4                        Optional Arbitration to be Binding. It is the intent of the Partners that once arbitration is requested by a Partner and agreed to by the other Partners which are party to the dispute in question, the matter(s) set for arbitration shall be decided as set forth herein and they shall not seek to have this §12 rendered unenforceable or to have such matter decided in any other way; provided, however, that nothing herein shall prevent the Partners which are parties to any such arbitration from negotiating a settlement of any issue at any time.

13.          General.

13.1                        Effect Of Agreement. From and after the Continuation Date, this Agreement reflects the whole and entire agreement among the Partners and supersedes all prior agreements among the Partners related to the subject matter hereof. This Agreement expressly supersedes that certain Partnership Agreement dated as of November 5, 1992, the Memorandum Of Understanding, the Cost Sharing Agreement and the Initial Agreement (as amended by the First Amendment). This Agreement can be amended, restated or supplemented only by the vote and written agreement of all Partners; provided, however, that. any Additional Partner may be admitted to the Partnership in accordance with the provisions of §9 (and any appropriate adjustment in the Percentage Interests of the Partners on Schedule A hereto as a result of such admission may be effected) by the execution of a counterpart of this Agreement by such Additional Partner; and provided further, that no amendment which would adversely affect the rights of any Withdrawn Partner(s) under §2.10 shall be effective against such Withdrawn Partner(s) unless the same is expressly agreed to in writing by such Withdrawn Partner(s).

13.2                        Notices. Notice to all Partners shall be deemed to be notice to the Partnership. If any Partner receives a notice to or on behalf of the Partnership, such Partner shall immediately transmit such notice to all Partners. Any written notice or other communication shall be sufficiently given or shall be deemed given (a) on the date transmitted by facsimile transmission provided that the sender shall have a written record generated by the receiving electronic device of the receipt thereof, and provided further that a copy of such notice is sent promptly thereafter by registered or certified mail, postage prepaid, or (b) on the first business day after the sending of such notice by overnight courier service, in each case addressed as follows:

13.2.1              To each of the Partners at the address set forth below or at such other address as may be designated from time to time by any Partner by written notice to each other Partner and the Partnership:

Natural Gas Development Corporation

300 Friberg Parkway

Westborough, Massachusetts 01581-5039

PHONE:    (508) 836-7000

FAX:    (508) 836-7070

Gaz Metro Portland Corporation

c/o Northern New England Gas Corporation

85 Swift Street

South Burlington, Vermont 05403

Attn:       Vice President

PHONE:    (802) 863-8859

FAX:      (802) 658-3926

(For small mail:)

Gaz Metro Portland Corporation

c/o Northern New England Gas Corporation

P. O. Box 700

Bur1ington, Vermont 05402-0700

With copy to:

Gaz Metropolitain, Inc.

1717, rue du Havre

Montreal, Quebec

Canada H2K 2X3

Attn: Executive Advisor, Business Development

PHONE:   (514) 598-3377

FAX:      (514) 598-3725

Tenneco Portland Corporation

1010 Milam Street

Houston, Texas 77252-2511

PHONE:  (713) 757-4115

FAX:        (713) 757-2369

JMC Development Company, Inc.

One Bowdoin Square

Boston, Massachusetts 02114

PHONE:       (617) 720-7676

FAX:      (617) 227-2690

TCPL Portland Inc.

111-Fifth Avenue, S.W.

P. O. Box 1000, Station M

Calgary, Alberta, Canada

TZP 4K5

Attn: Mr. Steve Jakymiw

PHONE:     (403) 267-1020

FAX:      (403) 267-2483

East Coast Pipeline Company

500 Griswold Street

10th Street

Detroit, Michigan 48226

Attn:   Vice President and Secretary

PHONE:     (313) 256-5206

FAX:      (313) 965-0009

and

13.2.2              To the Partnership at its principal office specified by the Management Committee in accordance with §2.7 or such other address as may be designated from time to time by written notice to each of the Partners.. Any Partner may request that copies of notices be given to any Affiliate at such address designated by such Partner by written notice to each other Partner and to the Partnership, provided that any failure to give such notice shall not affect the validity of any notice given to any Partner or the Partnership in accordance with this §13.2. Each of the Partners agrees to give such notice to any such Affiliate.

13. 3                     Further Assurances. Each of the Partners and Withdrawn Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this Partnership and carry on the Partnership business in accordance with this Agreement.

13.4                        Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maine without regard to the principles of conflicts of laws. In the event that any provision of this Agreement shall be deemed to conflict with any provision of the Maine Uniform Partnership Act. (the “Act”), the provisions of the Act, shall to the extent required by the Act, be controlling.

13.5                        Counterparts. This Agreement may be executed in counterparts (including counterparts provided for execution by an Additional Partner), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6                        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.7                        Waiver. No waiver by any Person of any default by any Partner or Partners in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release, the said Partner or Partners from performance of any other provision, condition or requirement herein; nor shall such waiver be deemed to be a waiver of, or in any manner a release of, said Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder shall not. impair the exercise of any such right, or any like right, accruing to it thereafter., No waiver of a right created by this Agreement by one or more Partners shall constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to Persons not parties hereto., The failure of one or more Partners to perform its or their obligations hereunder shall not release the other Partners from the performance of such obligations.

13.8                        Partition. The Partners expressly waive and release any right to have their interest, individually or collectively, in the Partnership partitioned or sold for the purpose of dividing the proceeds of such sale for the period during which the Partnership or any Successor Partnership shall remain in existence.

13.9                        Laws And Regulatory Bodies. This Agreement and the obligations of the Partners hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

13.10                 Partnership Opportunity. Participation in the Partnership shall not in any way restrain any officers, directors, shareholders, employees, Affiliates or Associates of the Partners in other present or future business activities, whether or not any such activity is competitive with the business of the Partnership, or in any way preclude or restrict any of them from entering into a joint venture, partnership or other business arrangement with the Partnership. None of any Partner’s officers, directors, shareholders, employees,

Affiliates or Associates shall under any circumstances be obligated or bound to offer or present to the Partnership any business opportunity offered to such officers, directors, shareholders, employees, Affiliates or Associates as a prerequisite to the acquisition of or investment in such business opportunity by any of them.

13.11                 Section Numbers. Unless otherwise indicated, references to section numbers are to sections of this Agreement.

13.12                 Confidentiality. Except as hereinafter provided, the Partnership and each Partner shall treat as confidential, and not disclose to any third party not authorized by the Management Committee to receive confidential information, any information obtained either directly or indirectly from any other Partner pursuant to this Agreement and designated by such Partner as confidential, or other confidential information developed or acquired by the Management Committee, or by the Operator during performance of its obligations under the Operating Agreement on behalf of the Partnership, unless such confidential information (a) was already in the possession of the receiving Partner, or an Affiliate thereof, at the time it obtained such confidential information hereunder, (b) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving Partner or its Affiliate, (c) is developed independently by the receiving Partner or its Affiliates or (d) was or is made available to such Partner or its Affiliate without restriction by any Person or entity which is not bound by, and does not impose, an obligation of confidentiality or use with respect thereto. Further, neither the Partnership nor any Partner shall (a) use any such confidential information (other than its own) for any purpose other than in connection with the activities of the Partnership pursuant to this Agreement or (b) disclose, reveal or otherwise make any such confidential information (other than its own) available to any unauthorized third party without the prior written consent of the other Partners hereunder, unless such disclosure is required by operation of law or regulation. The Partners and the Management Committee shall establish and enforce reasonable procedures for the protection of confidential information and shall restrict disclosure of such information to as few as possible of the employees, officers, agents and

Affiliates of each Partner and the Partnership, and only to those who need to know such information in connection with the purposes of the Partnership as set forth herein. Each Partner and the Management Committee shall take such reasonable and prudent steps and precautionary measures as are required to ensure compliance with this §13,12 by such of their employees, officers, agents, Affiliates and other Persons as shall be given access to such confidential information and shall be responsible for compliance by their employees, officers, agents and Affiliates. The obligations of the Partners and Withdrawn Partners pursuant to this §13.12 shall survive the term of this Agreement for a period of five (5) years. The Partners agree that no adequate remedy at law exists for a material breach or threatened material breach of any of the provisions of this §13.12, the continuation of which unremedied will cause the injured Partner to suffer irreparable harm. Accordingly, the Partners agree that the injured party shall be entitled, in addition to other remedies which may be available to it, to immediate injunctive relief from any material breach of any of the provisions of this §13.12 and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity. The Operating Agreement shall include similar provisions for the protection of confidential information.

13.13                 Use of Name or Trademark of a Partner. Neither the Partnership, nor the Partners, their Affiliates or their Associates, shall use the name or trademark of any Partner, its Affiliates or Associates, in connection with public announcements or marketing or financing activities of the Partnership, without the prior approval of any such Partner, Affiliate or Associate, which shall not be unreasonably withheld.

13.14                 References to Money. All references in this Agreement to, and transactions hereunder in, money shall be to or in Dollars of the United States of America.

13.15                 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law

13.16                 Third Persons. Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a party hereto any rights or remedies under or by reason of this Agreement

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested by their duly authorized representatives as of the date first set forth above.

ATTEST:	NATURAL GAS DEVELOPMENT CORPORATION

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
	Title:	President

ATTEST:	TENNECO PORTLAND CORPORATION

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Title:

ATTEST:	GAZ METRO PORTLAND CORPORATION

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
	Title:	Director

ATTEST:	JMC PORTLAND (INVESTORS), INC.

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
	Title:	Sr Vice President

ATTEST:	TCPL PORTLAND INC.

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Title:

	By:	/s/ [ILLEGIBLE]
Title:

ATTEST:	EAST COAST PIPELINE COMPANY

/s/ [ILLEGIBLE]	By:	/s/ Daniel L. Schiffer
	Title:	Daniel L. Schiffer
Vice President & Secretary

SCHEDULE A

Name of Partner	Percentage Interest

TCPL Portland Inc.	20.0%
East Coast Pipeline Company	20.0%
Natural Gas Development Corporation	17.8%
Tenneco Portland Corporation	17.8%
Gaz Metro Portland Corporation	17.8%
JMC Portland (Investors), Inc.	6.6%

APPENDIX A

Description of Facilities

PNGTS will be an open access, transportation-only natural gas pipeline. The new pipeline is expected to be either 24-inch (610 mm) or 20-inch (508 mm), approximately 240 miles (386 km) in length, and is expected to have an initial capacity of 175 MMcf/d. A portion of the new pipeline may be constructed adjacent to an existing pipeline corridor occupied by Portland Pipe Line Corporation oil pipelines. The expected in-service date of the pipeline is November 1998.

APPENDIX B

Name of Partner	Amount of Funds

Natural Gas Development Corporation (Per books @ October 31, 1993)
Canadian Border to Haverhill, MA
Cash Calls 1,2,3,5,6,7,8,8A,8B,10	$516,578
Payroll/Engineering/Expenses	1,890,019
Total	$2,406,597

Tenneco Portland Corporation
Cash Calls 1,2,3,5,6,7,8,8A,8B,10	$516,578
Payroll and Expenses	60,000	(A)
Total	$576,478

Gaz Metro Portland Corporation
Cash Calls 1,2,3,5,6,7,8,8A,8B,10	$516,578
Payroll and Expenses	41,115	(A)
Total	$557,693

(INTERSTATE/JMC EQUITY ADJUSTMENT)

Interstate Energy, Inc.
Cash Calls 1,2,3,5,6,7,8,8A,8B,10 $516,578 x 16/25	$330,610
Payroll and Expenses	29,155	(A)
Total	$359,765

JMC Development Company, Inc.
Cash Calls 1,2,3,5,6,7,8,8A,8B,10 $516,578 x 9/25	$185,968
Actual June 1 - Sept. 30, 1993 Mgmt. /Admin. /Acctg.	74,850	(B)
Total	$260,818

Grand Total	$4,161,451

(A) — Source: Part. Agr. dated Nov. 5, 1992

(B) — Source: JMC budget distributed at November 12, 1993 Partnership meeting under tab 4.2